Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

UP TO 8,300,000 SHARES OF ITS COMMON STOCK

(INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

AT A PURCHASE PRICE NOT GREATER THAN $54.00

NOR LESS THAN $47.00 PER SHARE

BY

WEIGHT WATCHERS INTERNATIONAL, INC.

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE

AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 18, 2007, UNLESS THE

OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED,

THE “EXPIRATION DATE”).

Weight Watchers International, Inc. (“Weight Watchers,” the “Company,” “we” or “us”) hereby offers to purchase up to 8,300,000 shares of its common stock, no par value per share (the “Common Stock”), including the associated preferred stock purchase rights (the “Shares”), at a purchase price of not greater than $54.00 nor less than $47.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). We will select the lowest price per Share (in multiples of $0.10) (the “Purchase Price”) that will allow us to purchase 8,300,000 Shares or, if a lesser number is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the same price regardless of whether the shareholder tendered at a lower price. However, because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if more than the number of Shares we seek are properly tendered. Shares tendered but not purchased in the Offer will be returned to the tendering shareholders at our expense promptly after the expiration of the Offer. See Sections 1 and 3.

In the event that more than 8,300,000 Shares are tendered in the Offer at or below the Purchase Price, we may exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Sections 1 and 15.

Unless the context requires otherwise, all references to Shares shall include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of November 15, 2001, between Weight Watchers and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.) (“Computershare”), as amended. All Shares tendered and purchased will include such associated preferred stock purchase rights. No additional consideration will be paid for the associated rights.

The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

The Shares are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “WTW.” On December 15, 2006, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares was $47.13 per Share. Shareholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.

The Dealer Manager for the Offer is:

December 18, 2006

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

IMPORTANT

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL ADVISOR.

OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES OWNED BY THEM IN THE OFFER. HOWEVER, ARTAL (AS DEFINED BELOW) HAS AGREED TO SELL SHARES OF COMMON STOCK TO US FOLLOWING THE SUCCESSFUL COMPLETION OF THE OFFER, AS DESCRIBED IN THE FOLLOWING PARAGRAPH.

On December 17, 2006, we entered into an agreement (the “Purchase Agreement”) with Artal Holdings Sp. z o.o. (“Artal”), which owns approximately 55.2% of our Shares, under which we have agreed to purchase from Artal such number of Shares (rounded to the nearest whole number) equal to the aggregate number of Shares purchased in the Offer multiplied by a fraction, the numerator of which is 53,759,325 and the denominator of which is 43,717,750 (representing the outstanding Shares held of record by Artal divided by the outstanding Shares held of record by all shareholders of the Company other than Artal, each as of November 30, 2006), such that upon the closing of this purchase, Artal’s percentage ownership interest in the outstanding Shares will be substantially equal to its current level. This purchase will be at the same price per Share as is determined and paid in the Offer, and will occur on the 11th business day following the Expiration Date. Artal has also agreed not to tender any of its Shares in the Offer. In addition, because Artal will not be participating in the Offer, Artal will not be making a bid in the Offer that could influence the determination of the purchase price for the Shares. Artal is prohibited under the Purchase Agreement from selling Shares or purchasing Shares during the Offer and until 11 business days following the Expiration Date, unless the Offer is terminated other than pursuant to the consummation thereof. Raymond Debbane, the Chairman of our Board of Directors, is also a director of Artal Group S.A., which is an indirect parent company of Artal. The Invus Group, LLC (“The Invus Group”) is the exclusive investment advisor to Artal and its affiliates. Mr. Debbane, Mr. Amouyal, Mr. Fajgenbaum, Mr. Lainovic and Mr. Sobecki, who are directors of the Company, are also principals of The Invus Group.

If you want to tender all or part of your Shares, you must do one of the following before the Offer expires:

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	if you hold Shares in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, certificates for your Shares, and any other documents required by the Letter of Transmittal, to Computershare, the Depositary for the Offer;

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	if you are a holder of vested options to purchase Shares under the Company’s equity compensation plans, you may exercise your vested options and tender any of the Shares issued upon exercise.

If you want to tender your Shares but (a) the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer, (b) cannot comply with the procedure for book-entry transfer or (c) your other required documents cannot be delivered to the Depositary, by the expiration of the Offer, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

If you wish to maximize the chance that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $47.00 per share. You should understand that this election may lower the purchase price paid for all purchased Shares in the Offer and could result in your Shares being purchased at the minimum price of $47.00 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on December 15, 2006, the last full trading day prior to the commencement date of the Offer, when the closing market price on the NYSE was $47.13. See Section 3.

TO TENDER SHARES PROPERLY, OTHER THAN SHARES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING YOUR SHARES.

WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, SHAREHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO. HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO SHAREHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

Questions and requests for assistance may be directed to Georgeson Inc., the Information Agent for the Offer, and Credit Suisse Securities (USA) LLC, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth below and on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase.

If you have any questions regarding the Offer, please contact Georgeson Inc. at (866) 785-7396 (toll free) or (212) 440-9800 (collect), or Credit Suisse Securities (USA) LLC at (888) 537-4893 (toll free).

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the most important information from this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

Weight Watchers International, Inc. is offering to purchase your Shares, which include the associated preferred stock purchase rights.

How many Shares is Weight Watchers offering to purchase?

We are offering to purchase up to 8,300,000 Shares (representing approximately 8.5% of our outstanding Shares as of November 30, 2006) that shareholders properly tender in the Offer or, if a lesser number of Shares are validly tendered, such lesser number of Shares as are properly tendered and not properly withdrawn, subject to the “odd lot” and proration provisions described in that Offer to Purchase. Each Share includes an associated preferred stock purchase right that we will acquire with each Share that we purchase. See Sections 1 and 2.

In the event that more than 8,300,000 Shares are tendered in the Offer at or below the Purchase Price, we may exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Section 15.

If more than 8,300,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered, all Shares tendered at or below the Purchase Price will be purchased on a pro rata basis, subject to the odd lot priority and conditional tender provisions described herein. The Offer is not conditioned on any minimum number of Shares being tendered by shareholders. See Section 1.

What will be the purchase price for the Shares and what will be the form of payment?

We are conducting this Offer through a procedure called a “modified Dutch auction.” This procedure allows you to select the price within a price range specified by us at which you are willing to sell your Shares. The price range for the Offer is $47.00 to $54.00 per Share. See Section 1.

We will select the lowest purchase price (the “Purchase Price”) that will allow us to buy 8,300,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. The lower end of the price range for the Offer is below the closing market price for the Shares on December 15, 2006, the last full trading day prior to the commencement date of the Offer, when the closing market price on the NYSE was $47.13. We will determine the Purchase Price as promptly as practicable after the Offer expires. For purposes of determining the Purchase Price, those Shares that are tendered by shareholders agreeing to accept the Purchase Price determined in the Offer, as described below, will be deemed to be tendered at the minimum price of $47.00. See Section 1.

All Shares that we purchase will be purchased at the Purchase Price, even if you have selected a lower price, but we will not purchase any Shares above the Purchase Price we determine. If you wish to maximize the chance that your Shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the Purchase Price we determine. If you agree to accept the Purchase Price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $47.00 per Share. You should understand that this election could result in your Shares being purchased at the minimum price of

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$47.00 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on December 15, 2006, the last full trading day prior to the commencement date of the Offer, when the closing market price on the NYSE was $47.13. See Section 1.

If your Shares are purchased in the Offer, you will receive the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. The Offer is scheduled to expire at 12:00 midnight, New York City time, on January 18, 2007, unless the Offer is extended by us. See Sections 1 and 5.

What are the “associated preferred stock purchase rights”?

Each time we issue a Share, we issue to the holder of the Share one preferred stock purchase right pursuant to the Rights Agreement, dated as of November 15, 2001, between Weight Watchers and Computershare, as rights agent, as amended (the “Rights Agreement”), which is filed as an exhibit to our Tender Offer Statement on Schedule TO relating to the Offer. Unless the context otherwise requires, all references to Shares include the associated preferred stock purchase rights and a tender of Shares will include a tender of the associated preferred stock purchase rights. No additional consideration will be paid for the associated rights. See Section 1. The Rights Agreement provides that no Person shall become an “Acquiring Person” under the Rights Agreement as the result of a reduction in the number of Shares of Common Stock outstanding due to the repurchase of Shares of Common Stock by Weight Watchers unless and until such Person, after becoming aware that such Person has become the beneficial owner of 10% or more of the then outstanding Shares of Common Stock, acquires beneficial ownership of additional Shares of Common Stock representing 1% or more of the Shares of Common Stock then outstanding. See Section 8.

How will Weight Watchers pay for the Shares?

Assuming that the maximum number of Shares are tendered in the Offer and the Purchase Price is an amount between $47.00 and $54.00 per Share, the aggregate purchase price for the Shares pursuant to the Offer will be between $390,100,000 and $448,200,000. Further, assuming the purchase of an aggregate of 10,206,436 Shares pursuant to the Purchase Agreement at a per share price equal to the Purchase Price in the Offer, the aggregate purchase price for the Shares purchased pursuant to the Purchase Agreement will be between $479,702,492 and $551,147,544, although in no event will we pay an aggregate purchase price for Shares purchased in the Offer, together with Shares purchased pursuant to the Purchase Agreement, that is greater than $1.0 billion. We anticipate that we will pay for the Shares purchased in the Offer, the Shares purchased pursuant to the Purchase Agreement and the related fees and expenses (including the fees and expenses of the related debt financing) primarily from up to $1.2 billion in new borrowings (including amounts that will be used to refinance certain indebtedness of our subsidiary, Weightwatchers.com, Inc. (“WeightWatchers.com”)) currently being negotiated by us. We have obtained a commitment from Credit Suisse to provide us with additional capacity under our senior credit facility to finance the purchases, subject to specified conditions. Although we expect that we will have in place debt financing sufficient to complete the Offer, we cannot provide any assurances thereof. See Sections 5 and 9.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire on January 18, 2007 at 12:00 midnight, New York City time, unless we extend the Offer. We may choose to extend the Offer in our sole discretion at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See “Introduction” and Sections 1 and 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. See Section 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also terminate the Offer under certain circumstances. See Sections 7 and 15.

How will I be notified if the Offer is extended or amended?

If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See Section 15.

What is the purpose of the Offer?

We believe that the repurchase of Shares is consistent with our long-term goal of maximizing shareholder value. Our management and Board of Directors have evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future and believe that the Offer and the execution of the Purchase Agreement are prudent uses of our financial resources given our business profile and assets, and that investing in our own Shares is an attractive use of capital and an efficient means to provide liquidity to our shareholders. We currently anticipate that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations and borrowing capacity exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise. The Offer represents the opportunity for us to return cash to shareholders who elect to tender their Shares without the usual transaction costs associated with open market sales, while at the same time increasing non-tendering shareholders’ proportionate interest in us and thus in our future earnings and assets at no additional cost to them. We believe the Offer and the purchase of Shares from Artal, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this. See Section 2.

Are there any conditions to the Offer?

Our obligation to purchase Shares tendered depends upon a number of conditions that must be satisfied or waived by us, prior to the Expiration Date, including but not limited to:

•	No legal action shall have been instituted, threatened in writing, pending or taken that challenges or affects the Offer or the purchase of Shares pursuant to the Purchase Agreement or materially and adversely affects our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects or otherwise materially impairs the contemplated future conduct of our business or our ability to exercise full rights of ownership or purchase and hold some or all of the Shares purchased in the Offer or pursuant to the Purchase Agreement;

•	No general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects, or otherwise materially impairs the contemplated future conduct of our business shall have occurred;

•	No commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, shall have occurred directly or indirectly involving the United States on or after December 18, 2006 nor shall any material escalation, on or after December 18, 2006, of any war or armed hostilities which had commenced prior to December 18, 2006 have occurred;

•	No decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on December 15, 2006 shall have occurred;

•	No person shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than this Offer), merger, acquisition, business combination or other similar transaction involving us or any of our subsidiaries nor shall we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	No person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the Securities and Exchange Commission (the “SEC”) before December 18, 2006). No person or group which has made such a filing before December 18, 2006 shall acquire or publicly announce its proposal to acquire an additional 1% or more of our outstanding Shares. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding Shares;

•	No material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects shall have occurred; and

•	No determination shall have been made by us that the consummation of the Offer and the purchase of the Shares may cause the reasonable likelihood of the Shares either (1) to be held of record by less than 300 persons or (2) to be delisted from the NYSE or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offer is subject to a number of other conditions described in greater detail in Section 7.

How will the Offer affect the number of Shares outstanding and the number of record holders of Weight Watchers?

As of November 30, 2006, we had 97,477,075 issued and outstanding Shares. The 8,300,000 Shares that we are offering to purchase pursuant to the Offer represent approximately 8.5% of our outstanding Shares (and including the 10,206,436 Shares to be purchased from Artal pursuant to the Purchase Agreement (assuming the Offer is fully subscribed), the aggregate number of Shares to be purchased represents approximately 19.0% of our outstanding Shares) as of November 30, 2006. If the Offer is fully subscribed, we will have 78,970,639 Shares outstanding following the purchase of Shares tendered in the Offer and the purchase of Shares from Artal pursuant to the Purchase Agreement. The actual number of Shares outstanding will depend on the number of Shares tendered and purchased in the Offer. See Section 2.

To the extent any of our shareholders tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See “Introduction” and Section 2.

Shareholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in Weight Watchers. See Section 2.

How do I tender my Shares?

•	If you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must: deliver a completed and signed Letter of Transmittal or an Agent’s Message to the Depositary before 12:00 midnight, New York City time, on January 18, 2007, or such later time and date to which we may extend the Offer;

•	If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares. See Section 3 and the instructions to the Letter of Transmittal;

•	If you are an institution participating in the Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	If you are a holder of vested options to purchase Shares under the Company’s equity compensation plans, you may exercise your vested options and tender any of the Shares issued upon exercise.

If you want to tender your Shares, but:

•	the certificates for your Shares are not immediately available or cannot be delivered to the Depositary by the expiration of the Offer;

•	you cannot comply with the procedure for book-entry transfer by the expiration of the Offer; or

•	your other required documents cannot be delivered to the Depositary by the expiration of the Offer;

you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

You may contact the Information Agent, the Dealer Manager or your broker for assistance. The contact information for the Information Agent and Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options for Shares participate in the Offer?

If you hold vested but unexercised options, you may exercise such options in accordance with the terms of the applicable stock option plans and your awards and tender the Shares received upon such exercise in accordance with this Offer. An exercise of an option cannot be revoked for any reason even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer. See Section 3. If your stock awards have vested you should follow the above instructions applicable to Shares held by the broker or Shares held in your own name, as applicable to you. Holders of unvested stock awards or other restricted equity interests may not tender Shares or Shares represented by such interests, unless they are fully vested. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your stock option grants, the years left to exercise your options and the provisions for pro rata purchases by Weight Watchers described in Section 1. We strongly encourage you to discuss the Offer with your tax advisor or broker.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all of the Shares that you own to participate in the Offer.

Until what time can I withdraw previously tendered Shares?

You may withdraw your tendered Shares at any time before 12:00 midnight, New York City time, on January 18, 2007, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on February 19, 2007. See Section 4.

How do I withdraw Shares previously tendered?

You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. To properly withdraw Shares, you must deliver a written notice of withdrawal, which must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares, to the Depositary while you still had the right to withdraw Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of

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withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a bank, broker, dealer, trust company or other nominee, you must instruct the nominee to arrange for the withdrawal of your Shares. See Section 4.

In what order will tendered Shares be purchased? Will tendered Shares be prorated? What happens if more than 8,300,000 Shares are tendered at or below the Purchase Price?

If more than 8,300,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date;

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired the number of Shares that we have offered to purchase (except for shareholders who tendered Shares conditionally for which the condition was not satisfied); and

•	Third, only if necessary to permit us to purchase 8,300,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from shareholders who have validly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Sections 1 and 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you own beneficially or of record fewer than 100 Shares in the aggregate, you properly tender all of these Shares at or below the Purchase Price and do not properly withdraw them before the Expiration Date, and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guarantee Delivery, we will purchase all of your Shares without subjecting them to the proration procedure. See Section 1.

Has Weight Watchers or its Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the Offer. However, neither we nor the Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you tender your Shares. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal.

Will directors, officers or affiliates of Weight Watchers tender Shares in the Offer?

Our directors, executive officers and affiliates have advised us that they do not intend to tender Shares pursuant to the Offer. Accordingly, if we complete the Offer the proportional holdings of our directors and executive officers will increase. However, our directors, executive officers and affiliates may, in compliance with stock ownership guidelines and applicable law, sell their Shares in open market transactions at prices that may or may not be more favorable than the Purchase Price to be paid to our shareholders in the Offer. See Section 11.

Artal has agreed to sell Shares of Common Stock to us following the successful completion of the Offer, as described in the following paragraph.

What is the Purchase Agreement and how is it different from the Offer?

On December 17, 2006, we entered into the Purchase Agreement with Artal, which owns approximately 55.2% of our Shares, under which we have agreed to purchase from Artal such number of Shares (rounded to the nearest whole number) equal to the aggregate number of Shares purchased in the Offer multiplied by a fraction, the numerator of which is 53,759,325 and the denominator of which is 43,717,750 (representing the outstanding Shares held of record by Artal divided by the outstanding Shares held of record by all shareholders of the Company other than Artal, each as of November 30, 2006), such that upon the closing of this purchase, Artal’s percentage ownership interest in the outstanding Shares will be substantially equal to its current level. This purchase will be at the same price per Share as is determined and paid in the Offer, and will occur on the 11th business day following the Expiration Date. Artal has also agreed not to tender any of its Shares in the Offer. In addition, because Artal will not be participating in the Offer, Artal will not be making a bid in the Offer that could influence the determination of the Purchase Price for the Shares. Artal is prohibited under the Purchase Agreement from selling Shares or purchasing Shares during the Offer and until 11 business days following the Expiration Date, unless the Offer is terminated other than pursuant to the consummation thereof. Raymond Debbane, the Chairman of our Board of Directors, is also a director of Artal Group S.A., which is an indirect parent company of Artal. The Invus Group is the exclusive investment advisor to Artal and its affiliates. Mr. Debbane, Mr. Amouyal, Mr. Fajgenbaum, Mr. Lainovic and Mr. Sobecki, who are directors of the Company, are also principals of The Invus Group. See Section 11.

Does Weight Watchers intend to repurchase any Shares other than pursuant to the Offer and the Purchase Agreement during or after the Offer?

Our Board of Directors has authorized the purchase of up to $750 million of the Company’s outstanding Common Stock, of which $216.4 million is remaining. However, Rule 13e–4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date. In addition, our current credit agreement contains, and we expect that any new debt financing we obtain in connection with the Offer and the related transactions will contain, certain limits on our ability to make additional purchases. See Sections 2 and 17.

What will happen if I do not tender my Shares?

Shareholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. See Section 2.

When and how will Weight Watchers pay for the Shares I tender that are accepted for purchase?

We will pay the Purchase Price, without interest, for the Shares we purchase promptly after the expiration of the Offer and the acceptance of the Shares for payment. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 5.

What is the recent market price for the Shares?

On December 15, 2006, the last full trading day before announcement of the Offer, the last reported sale price per Share on the NYSE was $47.13 per Share. The lower end of the price range for the Offer is below this last reported price per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.

What are the United States federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 13), the receipt of cash for your tendered Shares generally will be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a dividend. See Section 13. If you are a foreign shareholder (as defined in Section 13), the payment of cash for your tendered Shares may be subject to United States federal income tax withholding. See Section 3.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to the registered holder, you will not incur any domestic stock transfer tax. See Section 5.

What is the accounting treatment of the Offer?

The accounting for our purchase of Shares in the Offer and pursuant to the Purchase Agreement will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in cash and cash equivalents. See Section 2.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Georgeson Inc., the Information Agent for the Offer, or Credit Suisse Securities (USA) LLC, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address on the back cover of the Offer to Purchase.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have used the words “may,” “will,” “expect,” “could,” “anticipate,” “believe,” “estimate,” “plan,” “intend” and similar expressions in this Offer to Purchase and the documents incorporated by reference in this Offer to Purchase to identify forward-looking statements. We have based these forward-looking statements on our current views with respect to future events and financial performance. Actual results could differ materially from those projected in the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

•	the number of Shares tendered and the Purchase Price at which we purchase Shares in the Offer;

•	our ability to service the debt we expect to incur in connection with this Offer and the Purchase Agreement, any debt we draw down under our existing credit facility and any other debt we incur, and the restrictions the agreements related to such debt impose upon us;

•	competition, including price competition and competition with self-help, pharmaceutical, surgical, dietary supplements and meal replacement products, and other weight-management brands, diets, programs and products;

•	risks associated with the relative success of our marketing and advertising;

•	risks associated with the continued attractiveness of our plans;

•	risks associated with general economic conditions and consumer confidence; and

•	the other factors discussed under “Item 1A. Risk Factors” beginning on page 12 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

You should not put undue reliance on any forward-looking statements. You should understand that many important factors, including those discussed herein or in the documents incorporated herein by reference, could cause our results to differ materially from those expressed or suggested in any forward-looking statements. Except as required by law, we do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances that occur after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

Notwithstanding anything in this Offer to Purchase, the Letter of Transmittal or any document incorporated by reference into this Offer to Purchase, the safe harbor protections of the Private Securities Litigation Reform Act of 1995, do not apply to statements made in connection with a tender offer.

INTRODUCTION

To the Holders of our Common Stock:

Weight Watchers hereby offers to purchase up to 8,300,000 Shares of its Common Stock, including the associated preferred stock purchase rights, or such lesser number of Shares as are properly tendered and not properly withdrawn at a Purchase Price not greater than $54.00 nor less than $47.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. We will select the lowest price per Share (in multiples of $0.10) that will allow us to purchase 8,300,000 Shares or, if a lesser number is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the same price regardless or whether the shareholder tendered at a lower price. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.

Unless the context requires otherwise, all references to Shares shall include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of November 15, 2001, between Weight Watchers and Computershare, as amended on November 4, 2003. All Shares tendered and purchased will include such associated preferred stock purchase rights. No additional consideration will be paid for the associated rights.

Only Shares properly tendered at prices at or below the Purchase Price we select, and not properly withdrawn, will be purchased. However, because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price we select will not be purchased if more than the number of Shares we seek are tendered. We will return any Shares that are tendered at prices in excess of the Purchase Price we select and Shares that we do not purchase because of proration or conditional tenders promptly following the Expiration Date. See Section 3.

Shareholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to properly tender Shares.

The Offer is not conditioned on any minimum number of Shares being tendered. Our obligation to accept, and pay for, Shares validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the conditions set forth in Section 7.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL AND TAX ADVISOR.

OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES OWNED BY THEM IN THE OFFER. ACCORDINGLY, IF WE COMPLETE THE OFFER THE PROPORTIONAL HOLDINGS OF OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES WILL INCREASE. HOWEVER, OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES MAY, IN COMPLIANCE WITH STOCK OWNERSHIP GUIDELINES AND APPLICABLE LAW, SELL THEIR SHARES IN OPEN MARKET TRANSACTIONS AT PRICES THAT MAY OR MAY NOT BE MORE FAVORABLE THAN THE PURCHASE PRICE TO BE PAID TO OUR SHAREHOLDERS. SEE SECTION 11. HOWEVER, ARTAL

HAS AGREED TO SELL SHARES OF COMMON STOCK TO US FOLLOWING THE SUCCESSFUL COMPLETION OF THE OFFER, AS DESCRIBED IN THE FOLLOWING PARAGRAPH.

On December 17, 2006, we entered into the Purchase Agreement with Artal, which owns approximately 55.2% of our Shares, under which we have agreed to purchase from Artal such number of Shares (rounded to the nearest whole number) equal to the aggregate number of Shares purchased in the Offer multiplied by a fraction, the numerator of which is 53,759,325 and the denominator of which is 43,717,750 (representing the outstanding Shares held of record by Artal divided by the outstanding Shares held of record by all shareholders of the Company other than Artal, each as of November 30, 2006), such that upon the closing of this purchase, Artal’s percentage ownership interest in the outstanding Shares will be substantially equal to its current level. This purchase will be at the same price per Share as is determined and paid in the Offer, and will occur on the 11th business day following the Expiration Date. Artal has also agreed not to tender any of its Shares in the Offer. In addition, because Artal will not be participating in the Offer, Artal will not be making a bid in the Offer that could influence the determination of the Purchase Price for the Shares. Artal is prohibited under the Purchase Agreement from selling Shares or purchasing Shares during the Offer and until 11 business days following the Expiration Date, unless the Offer is terminated other than pursuant to the consummation thereof. Raymond Debbane, the Chairman of our Board of Directors, is also a director of Artal Group S.A., which is an indirect parent company of Artal. The Invus Group is the exclusive investment advisor to Artal and its affiliates. Mr. Debbane, Mr. Amouyal, Mr. Fajgenbaum, Mr. Lainovic and Mr. Sobecki, who are directors of the Company, are also principals of The Invus Group.

In accordance with the rules of the Commission, we may, and we expressly reserve the right to, amend the Offer to purchase under the Offer an additional number of securities, up to 2% of the outstanding Shares, without extending the Expiration Date.

If more than 8,300,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date;

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired the number of Shares that we have offered to purchase (except for shareholders who tendered Shares conditionally for which the condition was not satisfied); and

•	Third, only if necessary to permit us to purchase 8,300,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from shareholders who have validly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price.

The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering shareholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Shareholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs may apply if shareholders tender Shares through such brokers or other nominees and not directly to the Depositary. See Sections 3 and 13 regarding certain tax consequences of the Offer.

Also, any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (or such other Internal Revenue Service (“IRS”) form as may be applicable) may be subject to United States federal income tax backup withholding (28% of the gross proceeds in the case of U.S. Holders (as defined in Section 13)), unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding, such as all corporations. See Section 3. Also see Section 13 regarding United States federal income tax consequences of the Offer.

Tendering shareholders whose Shares are registered in their own names and who tender directly to Computershare, the Depositary for the Offer, will not be obligated to pay brokerage fees or commissions or, except as described in Section 5, stock transfer taxes on the purchase of Shares by us in the Offer. If you own your Shares through a bank, broker, dealer, trust company or other nominee and the nominee tenders your Shares on your behalf, the nominee may charge you a fee for doing so. You should consult your bank, broker, dealer, trust company or other nominee to determine whether any charges apply.

In addition, holders of vested but unexercised options outstanding under the 1999 Stock Purchase and Option Plan of Weight Watchers International, Inc. and Subsidiaries and 2004 Stock Incentive Plan of Weight Watchers International, Inc. and its Subsidiaries (collectively, the “Stock Option Plans”) may, subject to the terms and conditions of the applicable Stock Option Plan and the applicable option grant, exercise such options and tender some or all of the Shares issued upon such exercise. See Sections 3 and 11 for more information on the Stock Option Plans generally.

Shareholders who are participants in employee benefit plans not affiliated with us that hold Shares may tender some or all of such Shares as provided herein generally, subject to the provisions of such plans. See Section 3.

We will pay all fees and expenses incurred in connection with the Offer by Georgeson Inc., the Information Agent for the Offer, Computershare, the Depositary for the Offer, and Credit Suisse Securities (USA) LLC, the Dealer Manager for the Offer. See Section 16.

As of November 30, 2006, we had 97,477,075 issued and outstanding Shares. The 8,300,000 Shares that we are offering to purchase pursuant to the Offer represent approximately 8.5% of our Shares outstanding as of November 30, 2006, and including the 10,206,436 Shares to be purchased from Artal pursuant to the Purchase Agreement (assuming the Offer is fully subscribed), the aggregate number of Shares to be repurchased pursuant to the Offer and the Purchase Agreement represents approximately 19.0% of our outstanding Shares as of November 30, 2006. To the extent any of our shareholders tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

The Shares are listed and traded on the NYSE under the symbol “WTW.” On December 15, 2006, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares was $47.13 per Share. Shareholders are urged to obtain current market quotations for the Shares prior to making their decision whether or not to tender pursuant to the Offer. See Section 8.

THE OFFER

1. Number of Shares; Purchase Price Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase up to 8,300,000 Shares, including the associated preferred stock purchase rights, properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Date, as defined below, at a Purchase Price not greater than $54.00 and not less than $47.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest.

The term “Expiration Date” means 12:00 midnight, New York City time, on January 18, 2007. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Date” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

If the Offer is over-subscribed as described below, Shares tendered at or below the Purchase Price and not properly withdrawn will be subject to proration, except for Odd Lots. The proration period and, except as described herein, withdrawal rights expire at the Expiration Date.

In accordance with Instruction 4 to the Letter of Transmittal, shareholders desiring to tender Shares must either (i) specify that they are willing to sell their Shares to us at the price determined in the Offer or (ii) specify the price, not greater than $54.00 nor less than $47.00 per Share (in multiples of $0.10), at which they are willing to sell their Shares to us in the Offer. Promptly following the Expiration Date, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that we will pay for Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices at which they are tendered. We will select the lowest purchase price specified by tendering shareholders that will allow us to buy 8,300,000 Shares or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares purchased in the Offer will be purchased at the same Purchase Price. If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election could result in the tendered Shares being purchased at the minimum price of $47.00 per Share.

In the event the Purchase Price is less than the maximum price of $54.00 per Share and more than 8,300,000 Shares are tendered in the Offer at or below the Purchase Price, we may exercise our right to amend the Offer to purchase up to an additional 2% of our outstanding Shares without extending the Expiration Date. If we exercise our right to purchase up to an additional 2% of our outstanding Shares, then we could have as few as 74,623,765 Shares outstanding following the purchase of the Shares tendered in the Offer and the purchase of the Shares from Artal pursuant to the Purchase Agreement. We also expressly reserve the right, in our sole discretion, to purchase additional Shares subject to applicable legal requirements. See Section 15.

As described in greater detail below, if the Offer is over-subscribed, Shares tendered at or below the Purchase Price will be subject to proration.

Only Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. However, because of the proration and conditional tender provisions of the Offer, all of the Shares tendered at or below the Purchase Price will not be purchased if more than the number of Shares we seek are properly tendered. All Shares tendered and not purchased in the Offer, including Shares tendered at or below the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense promptly following the Expiration Date.

If we (i) increase the price that may be paid for the Shares above $54.00 per Share or decrease the price that may be paid for the Shares below $47.00 per Share, (ii) materially increase the Dealer Manager’s fee, (iii) increase the number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iv) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES VALIDLY TENDERED PURSUANT TO THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases. If more than 8,300,000 Shares (or such greater number of Shares as we may elect to purchase subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from shareholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date;

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired the number of Shares that we have offered to purchase (except for shareholders who tendered Shares conditionally for which the condition was not satisfied); and

•	Third, only if necessary to permit us to purchase 8,300,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from shareholders who have validly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price.

Odd Lots. The term “Odd Lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Date. Proration for each shareholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares tendered by the shareholder to the total number of Shares tendered by all shareholders (excluding Odd Lot Holders), subject to conditional tenders. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately three business days after the Expiration Date. The preliminary results of any proration will be announced by press release promptly after the Expiration Date. Shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a shareholder pursuant to the Offer may affect the United States federal income tax consequences to the shareholder of the purchase and, therefore, may be relevant to a shareholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each shareholder who tenders Shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on our shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2. Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer. We believe that the repurchase of Shares is consistent with our long-term goal of maximizing shareholder value. Our management and Board of Directors have evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future and believe that the Offer and the execution of the Purchase Agreement are prudent uses of our financial resources given our business profile and assets, and that investing in our own Shares is an attractive use of capital and an efficient means to provide liquidity to our shareholders.

In addition, on December 17, 2006, we entered into the Purchase Agreement with Artal, which owns approximately 55.2% of our Shares, under which we have agreed to purchase from Artal such number of Shares (rounded to the nearest whole number) equal to the aggregate number of Shares purchased in the Offer multiplied by a fraction, the numerator of which is 53,759,325 and the denominator of which is 43,717,750 (representing the outstanding Shares held of record by Artal divided by the outstanding Shares held of record by all shareholders of the Company other than Artal, each as of November 30, 2006), such that upon the closing of this purchase, Artal’s percentage ownership interest in the outstanding Shares will be substantially equal to its current level. This purchase will be at the same price per Share as is determined and paid in the Offer, and will occur on the 11th business day following the Expiration Date.

Artal has also agreed not to tender any of its Shares in the Offer. Artal is prohibited under the Purchase Agreement from selling Shares or purchasing Shares during the Offer and until 11 business days following the Expiration Date, unless the Offer is terminated other than pursuant to the consummation thereof. Pursuant to the terms of the Purchase Agreement, Artal’s consent is required for certain amendments to the terms of the Offer. See Section 11.

The Offer represents the opportunity for us to return cash to shareholders who elect to tender their Shares. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might be payable on sales of their Shares in NYSE transactions.

The Offer represents a mechanism to provide shareholders with the opportunity to tender all or a portion of their Shares and, thereby, receive a return of capital if they so elect. The Offer and the purchase of Shares from Artal pursuant to the Purchase Agreement at the same price per Share as is paid in the Offer also provides shareholders (particularly those who, because of the size of their shareholdings, might not otherwise be able to sell their Shares without potential disruption to the market price) with an opportunity to obtain liquidity with respect to all or a portion of their holdings, without potential disruption to the market price and the usual costs associated with open market transactions.

Moreover, our Board of Directors determined to conduct a “modified Dutch auction” tender offer at a price range of $47.00 to $54.00 for the Shares after considering, among other things, recent stock trading ranges and volumes for the Shares, various self tender offers affected by other companies, liquidity opportunities available to our shareholders, and our results of operations, current financial condition and expected future cash needs.

We currently anticipate that we will have adequate cash generating capacity, and we expect that our current cash balances, anticipated cash flows from operations and borrowing capacity will exceed our capital requirements for normal operations, capital expenditures and acquisitions and other opportunities for growth that may arise. However, actual experience may differ significantly from our expectations. See “Cautionary Notice Regarding Forward-Looking Statements.” In considering the Offer and the Purchase Agreement, our management and the Board of Directors took into account the expected financial impact of the Offer and the transactions contemplated by the Purchase Agreement, including our increased indebtedness as described in Section 9, “Source and Amount of Funds.”

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL ADVISOR.

OUR DIRECTORS, EXECUTIVE OFFICERS AND AFFILIATES HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES OWNED BY THEM IN THE OFFER. HOWEVER, ARTAL HAS AGREED TO SELL SHARES OF COMMON STOCK TO US FOLLOWING THE SUCCESSFUL COMPLETION OF THE OFFER. SEE SECTION 11.

Potential Benefits of the Offer. We believe the Offer will provide benefits to us and our shareholders, including the following:

•	we believe the Offer, the Share purchase pursuant to the Purchase Agreement and the related anticipated borrowings will provide an efficient capital structure that more effectively uses financial leverage at expected interest rates, thus making possible improved future earnings per Share and cash flow per Share for our continuing shareholders;

•	we believe the Offer will provide our shareholders with an opportunity to obtain liquidity with respect to all or portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales; and

•	upon the completion of the Offer, non-tendering shareholders will realize a proportionate increase in their relative ownership interest in Weight Watchers and an opportunity to benefit from the enhanced earnings per Share that we expect to result from the Offer.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to us and our continuing shareholders, including the following:

•	as a result of the Offer and the purchase of Shares pursuant to the Purchase Agreement and our resulting increased leverage, our ability to engage in significant cash acquisitions or repay our indebtedness using such cash is expected to be reduced. There can be no assurance that we will be able to raise debt or equity financing in the future;

•	we have substantial indebtedness, and we expect to incur additional indebtedness to fund the Offer and the Share purchase pursuant to the Purchase Agreement; and

•	the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). There can be no assurance that this reduction in our public float will not result in lower stock prices or reduced liquidity in the trading market for our Common Stock following completion of the Offer.

As of November 30, 2006, we had 97,477,075 issued and outstanding Shares. The 8,300,000 Shares that we are offering to purchase pursuant to the Offer and the 10,206,436 Shares we have agreed to purchase pursuant to the Purchase Agreement, assuming the Offer is fully subscribed, represent approximately 19.0% of the Shares outstanding as of that date. If the Offer is fully subscribed, then we will have 78,970,639 Shares outstanding following the purchase of Shares tendered in the Offer and pursuant to the Purchase Agreement. Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price higher or lower than the purchase price in the Offer. The lower end of the price range for the Offer is below the closing market price for the Shares on the NYSE on December 15, 2006, the last full trading day prior to commencement of the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

Certain Effects of the Offer. Shareholders who do not tender their Shares pursuant to the Offer and shareholders who otherwise retain an equity interest in Weight Watchers as a result of a partial tender of Shares, proration or a conditional tender for which the condition is not satisfied will continue to be owners of Weight Watchers and will realize a proportionate increase in their relative equity interest in Weight Watchers and thus in the Company’s future earnings and assets at no additional cost to them, and will bear the attendant risks and rewards associated with owning the equity securities of Weight Watchers, including risks resulting from the Company’s purchase of Shares. We can give no assurance, however, that we will not issue additional Shares or equity interests in the future. Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price which may be significantly higher than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell his or her Shares in the future, which may be higher or lower than the Purchase Price paid by us in the Offer.

The accounting for our purchase of Shares in the Offer and pursuant to the Purchase Agreement will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase and a corresponding reduction in cash and cash equivalents.

Our book value per share is expected to decrease as a result of the Offer, the purchase of Shares from Artal and the borrowings intended to be undertaken in connection with them. We believe the Offer and the purchase of Shares from Artal, if completed, will be accretive to currently projected earnings per share, although there can be no assurance of this.

Shares we acquire pursuant to the Offer will become authorized and unissued Shares and will be available for us to issue without further shareholder action (except as required by applicable law or the listing standards of the NYSE) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

Our directors and executive officers have advised us that they do not intend to tender any Shares owned by them in the Offer. Because they will not participate in the Offer, their beneficial ownership will increase to approximately 0.9% of the total outstanding Shares assuming that the maximum 18,506,436 Shares are purchased in the Offer and pursuant to the Purchase Agreement. Upon completion of the purchase of Shares from Artal pursuant to the Purchase Agreement, the aggregate beneficial ownership of Artal will remain approximately 55.2% of the total number of outstanding Shares. See Section 11.

The Offer also provides certain shareholders with an efficient way to sell their Shares without incurring brokers’ fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the NYSE.

In connection with the consummation of the Offer and the transactions contemplated by the Purchase Agreement, we may incur up to $1.2 billion of additional debt as described in Section 9. At September 30, 2006, on a pro forma basis after giving effect to the Offer and the consummation of the transactions contemplated by the Purchase Agreement assuming the purchase by us of 8,300,000 Shares at the Purchase Price of $50.50 per Share (the mid-point of the Dutch auction range), and the purchase by us pursuant to the Purchase Agreement of 10,206,436 Shares at that Purchase Price, we would have had approximately $1.8 billion of long-term debt outstanding and shareholders’ equity (deficit) of approximately ($1.1 billion). Our substantial indebtedness could have important consequences to our shareholders, such as requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes; limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; exposing us to risk of increased interest rates; or placing us at a competitive disadvantage compared to our competitors that have less debt.

The Offer is consistent with our recent history of repurchasing Shares from time to time as a means of increasing shareholder value. On October 9, 2003, the Company, at the direction of our Board of Directors, authorized a program to repurchase up to $250 million of the Company’s outstanding Common Stock. Subsequently, on each of June 13, 2005 and May 25, 2006, the Company, at the direction of our Board of Directors, authorized adding an additional $250 million to the program. Cumulatively, as of November 30, 2006, we have repurchased 12,811,389 Shares, or $533.6 million in aggregate value, of our Common Stock since approval of the plans. Under these authorizations, we have the ability to repurchase an additional $216.4 million of our Common Stock, although our current credit agreement contains, and we expect that any new debt financing we obtain in connection with the Offer and the related transactions will contain, certain limits on our ability to make additional purchases.

Whether or to what extent we choose to make additional purchases will depend upon, among other things, market conditions, our capital needs, our business and financial condition, and alternative investment opportunities available to us, and there is no assurance that we will conclude such purchases for all of the authorized amount. These purchases may be made from time to time at the discretion of our management on the open market, in privately negotiated transactions or otherwise, and may be on the same terms or on terms and prices that are more or less favorable to shareholders than the terms of this Offer. No such purchases will be made by us during the pendency of the Offer and until at least 11 business days following the Expiration Date.

Rule 13e-4 of the Exchange Act prohibits us and our affiliates from purchasing any Shares, or other securities convertible into Shares, other than pursuant to the Offer, until at least 11 business days following the Expiration Date, except pursuant to certain limited exemptions provided in Rule 14e-5 of the Exchange Act. Under the Purchase Agreement, we will purchase Shares of Common Stock from Artal on the 11th business day following the Expiration Date. See Section 11.

Other Plans. Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

•	any change in our present Board of Directors or management, including any plans or proposals to change the number or the term of directors (although we may fill vacancies arising on the Board of Directors) or to change any material term of the employment contract of any executive officer, other than the previously announced election of David P. Kirchhoff as a director of the Company, the appointment of Mr. Kirchhoff to succeed Linda Huett as President and Chief Executive Officer of the Company, the resignation of Ms. Huett from our Board of Directors and as President and Chief Executive Officer of our Company and the appointment of Thilo Semmelbauer as Chief Operating Officer of the Company, all effective December 31, 2006 (other than the resignations by Ms. Huett which will be effective as of December 30, 2006);

•	any material change in our present dividend rate or policy or our capitalization, our indebtedness, our corporate structure or our business;

•	any class of our equity securities ceasing to be authorized to be quoted on the NYSE;

•	any class of our equity securities becoming eligible for termination of registration under Section 12(g) of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15 of the Exchange Act;

•	the acquisition or disposition by any person of our securities; or

•	any changes in our articles of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

3. Procedures for Tendering Shares

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer:

(1) the confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

(2) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 4 to the Letter of Transmittal, each shareholder desiring to tender Shares in the Offer must either (i) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer,” in which case you will be deemed to have tendered your Shares at the minimum price of $47.00 per Share (YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $47.00 PER SHARE) or (ii) check one of the boxes in the section of the Letter of Transmittal captioned “Price (in Dollars) per Share at Which Shares are Being Tendered,” indicating the price at which Shares are being tendered. A tender of Shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.

If tendering shareholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned “Shares Tendered At Price Determined Pursuant To The Offer.” Note that this election could result in the tendered Shares being purchased at the minimum price of $47.00 per Share. The lower end of the price range for the Offer is below the closing market price for the Shares on December 15, 2006, the last full trading day prior to the commencement of the Offer.

If tendering shareholders wish to indicate a specific price (in multiples of $0.10) at which their Shares are being tendered, they must check a box under the section captioned “Price (in Dollars) per Share at Which Shares are Being Tendered.” Tendering shareholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the lowest price. A shareholder who wishes to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Shareholders may contact the Depositary for additional instructions.

Shareholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their brokers or such other nominee in order to tender their Shares. It is likely that the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Shareholders who hold Shares through nominee shareholders are urged to consult their nominees to determine whether transaction costs may apply if shareholders tender Shares through the nominees and not directly to the Depositary.

The valid tender of Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

Shareholders may tender Shares subject to the condition that a specified minimum number of Shares (including all) or none be purchased. Any shareholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to determine the minimum number of Shares to be purchased. SHAREHOLDERS SHOULD CONSULT THEIR INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Section 13.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(1) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in The Depository Trust Company (“DTC”) whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed either the box entitled “Special Mailing Instructions” or the box entitled “Special Transfer Instructions” on the Letter of Transmittal; or

(2) Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

A “registered holder” of tendered Shares will include any participant in the DTC’s system whose name appears on a security position listing as the owner of those Shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) The New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an eligible institution. See Instructions 7 and 11 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an eligible institution. See Instructions 7 and 11 to the Letter of Transmittal.

If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Shareholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the shareholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through the DTC, is at the election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (i) a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Weight Watchers may enforce such agreement against the DTC participant.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and the procedure for book-entry transfer cannot be completed before the Expiration Date, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the Shares still may be tendered, if all of the following conditions are satisfied:

(1) the tender is made by or through an Eligible Institution;

(2) the Depositary receives by mail, overnight courier, or facsimile transmission, on or before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Weight Watchers has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

(3) the confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

If tendering shareholders wish to maximize the chance that their Shares will be purchased by us, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election could result in tendered Shares being purchased at the minimum price of $47.00 per Share. See Section 3.

Shareholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase.

Stock Option Plans; Stock Awards. Holders of vested but unexercised options may exercise such options in accordance with the terms of the applicable Stock Option Plan and tender the Shares received upon such exercise in accordance with the Offer. See “Proper Tender of Shares” above. Holders of vested but unexercised options should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their stock option grants, the years left to exercise their options, the range of tender prices and the provisions for pro rata purchases by us described in Section 1. We strongly encourage those holders to discuss the Offer with their tax advisor, broker and/or financial advisor. Holders of stock awards may not tender Shares or Shares represented by such interests unless they are fully vested.

Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder’s book-entry account are tendered, the Shares not purchased will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

United States Federal Income Tax Withholding and Backup Withholding. Under the United States federal income tax backup withholding rules, 28% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless an exemption exists and is proven in a manner satisfactory to the Depositary, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain shareholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that shareholder must submit a statement (generally, an IRS Form W-8BEN), signed under penalties of perjury, attesting to that individual’s exempt status. Such statements can be obtained from the Depositary. See “Substitute Form W-9” in the Letter of Transmittal.

ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE TENDER OFFER.

Gross proceeds payable pursuant to the Offer to a foreign shareholder (as defined in Section 13) or his or her agent will be subject to withholding of United States federal income tax at a rate of 30%, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. A foreign shareholder may be eligible to file for a refund of such tax or a portion of such tax withheld if such shareholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 or if such shareholder is entitled to a reduced rate of withholding pursuant to a tax treaty and we withheld at a higher rate. In order to obtain a reduced rate of withholding under a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN claiming such an exemption or reduction. Such forms can be obtained from the Depositary. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly executed IRS Form W-8ECI claiming such exemption. Such forms can be obtained from the Depositary. See “Substitute Form W-9” in the Letter of Transmittal. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the expiration of the Offer to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Date with respect to all tendered Shares and our interpretation of the terms of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering shareholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of us, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

Tendering Shareholder’s Representation and Warranty; Acceptance by Weight Watchers Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) the shareholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e–4. It is a violation of Rule 14e–4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e–4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and conditions of the Offer.

A properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent.

Lost Certificates. If the share certificates which a registered holder wants to surrender have been lost, destroyed or stolen, the shareholder should follow the instructions set forth in the Letter of Transmittal. See Instruction 9 of the Letter of Transmittal.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED, THE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4. Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 p.m., New York City time, on February 19, 2007. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e–4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in written or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

A shareholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price, so long as the information specified above is included. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any shareholder. However, if we waive any defect or irregularity in any withdrawal with respect to any shareholder, we also waive such defect or irregularity with respect to all shareholders. None of us, the Depositary, the Dealer Manager, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3.

5. Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we (i) will determine which shareholders tendered Shares at or below the Purchase Price and (ii) will accept for payment and pay for (and thereby purchase) up to 8,300,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) which are properly tendered at prices at or below the Purchase Price and not properly withdrawn on or before the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to the possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for Shares, book-entry confirmation of Shares into the Depositary’s account at the DTC, and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile of the Letter of Transmittal), an Agent’s Message, in the case of a book-entry transfer, and any other required documents.

We will pay for Shares purchased in the Offer by depositing the aggregate Purchase Price for the Shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three business days after the Expiration Date. Unless a shareholder specified otherwise in the Letter of Transmittal, certificates for all Shares tendered and not purchased, including Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration or conditional tender, will be returned. Shares tendered by book-entry transfer will be credited to the account maintained with the DTC by the participant who delivered the Shares, to the tendering shareholder at our expense promptly after the Expiration Date or termination of the Offer without expense to the tendering shareholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included with the Letter of Transmittal (and an IRS Form W-8BEN or other applicable form, if the tendering shareholder or other payee is a Non-U.S. Holder), may be subject to required United States federal income tax backup withholding of 28% of the gross proceeds paid to the shareholder or other payee pursuant to the Offer. See Section 3. Non-U.S. Holders are urged to consult their tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

6. Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares will be subject to proration. As discussed in Section 13, the number of Shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder’s decision whether to tender. Accordingly, a shareholder may tender Shares subject to the condition that a specified minimum number of the shareholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any Shares tendered are purchased. Any shareholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. Each shareholder is urged to consult with his or her own tax advisor with respect to his or her particular situation.

Any tendering shareholder wishing to make a conditional tender must calculate and appropriately indicate the number of Shares that must be purchased if any are to be purchased. After the Expiration Date, if more than 8,300,000 Shares (or such greater number of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any shareholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a shareholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering shareholder promptly after the Expiration Date.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Shares to be purchased to fall below 8,300,000 (or such greater number of Shares as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have tendered all of their Shares.

7. Conditions of the Offer.

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend (subject to the Purchase Agreement) the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events have occurred (or shall have been reasonably determined by us to have occurred):

•	there has been threatened in writing, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•	challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or the Purchase Agreement, or any other matter relating to the Offer or the Purchase Agreement, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer or the Purchase Agreement;

•	seeks to make the purchase of, or payment of, some or all of the Shares pursuant to the Offer or the Purchase Agreement illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	materially impairs the contemplated benefits to us of the Offer or the purchase of Shares from Artal pursuant to the Purchase Agreement;

•	seeks to impose limitations on our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their Shares on all matters validly presented to our shareholders; or

•	could reasonably be expected to materially and adversely affect our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

•	there has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or the trading in the Shares, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement or escalation, on or after December 18, 2006, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any material escalation, on or after December 18, 2006, of any war or armed hostilities which had commenced prior to December 18, 2006;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•	any decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on December 15, 2006, any significant increase in the interest rate for debt security offerings in the United States, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of us, our subsidiaries and our affiliates, taken as a whole, or on the trading in the Shares, or the proposed financing for the Offer and the purchase of Shares from Artal, or on the benefits of the Offer and the purchase of Shares from Artal to us;

•	a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects, taken as a whole, or on the trading in the Shares, or the proposed financing for the Offer and the purchase of Shares from Artal, or on the benefits of the Offer and the purchase of Shares from Artal to us;

•	legislation amending the Code (as defined in Section 13) having been passed by either the U.S. House of Representatives or the Senate or being pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the transaction contemplated by the Offer in any manner that would reasonably be expected to materially and adversely affect us or our subsidiaries; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	we learn that:

•	any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC before December 18, 2006);

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC before December 18, 2006 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares; or

•	any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or the Purchase Agreement or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder or pursuant to the Purchase Agreement;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer or the transactions contemplated by the Purchase Agreement; or

•	otherwise could reasonably be expected to materially adversely affect the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of us and our subsidiaries, taken as a whole;

•	any change or changes have occurred in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects that, in our reasonable judgment, has a material adverse effect on us or our subsidiaries, taken as a whole, or on the trading in the Shares, or the proposed financing for the Offer and the purchase of Shares from Artal, or on the benefits of the Offer and the purchase of Shares from Artal to us; or

•	we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be:

•	held of record by less than 300 persons; or

•	delisted from the NYSE or to be eligible for deregistration under the Exchange Act.

As used in this Offer to Purchase, the phrase “the benefits of the Offer and the purchase of Shares from Artal” or similar words refer to the efficient deployment of capital in a transaction expected to be accretive to earnings per share without, in the Company’s reasonable judgment, creating a meaningful negative effect on the Company’s liquidity and ability to fund future operations as well as the other benefits described in Section 2. In addition, as used in this Offer to Purchase, the phrase “the contemplated future conduct of our business” or similar words refer to the continuation of the Company’s business in substantially the same manner as currently conducted with the preservation or improvement of relationships with important employees, consultants, customers, suppliers and others doing business with us; the preservation or improvement of our financial performance, cash flow, assets and capital resources; and the avoidance of any significant contingent or realized liabilities outside of those incurred in the ordinary course of our business substantially as currently conducted.

The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Date. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Date and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time prior to the Expiration Date shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

8. Price Range of Shares; Dividends; Rights Agreement.

Our Common Stock is listed for trading on the NYSE. Our Common Stock trades on the NYSE under the symbol “WTW.”

Price Range of Shares. The following table sets forth, for the period indicated, the high and low sales prices per share for our Common Stock as reported on the NYSE consolidated tape.

Fiscal 2006 (Year ending December 30, 2006)

	High	Low
First Quarter	$54.11	$45.51
Second Quarter	$51.67	$40.01
Third Quarter	$45.35	$37.49
Fourth Quarter (through December 15, 2006)	$49.99	$42.11

Fiscal 2005 (Year ended December 31, 2005)

	High	Low
First Quarter	$47.49	$40.51
Second Quarter	$54.00	$40.07
Third Quarter	$58.95	$50.88
Fourth Quarter	$53.81	$44.69

Fiscal 2004 (Year ended January 1, 2005)

	High	Low
First Quarter	$43.95	$35.82
Second Quarter	$43.26	$31.83
Third Quarter	$41.95	$34.05
Fourth Quarter	$46.35	$35.04

On December 15, 2006, the last full trading day before the announcement of the Offer, the last reported sale price of the Shares as reported on the NYSE was $47.13. We urge shareholders to obtain a current market quotation for the Shares before deciding whether and at what price or prices to tender their Shares.

Dividends. On February 16, 2006, our Board of Directors authorized the initiation of a quarterly cash dividend of $0.175 per share of our Common Stock, which corresponds to an annual dividend rate of $0.70 per share and declared the quarterly dividend for the first quarter of fiscal 2006 to be paid on April 7, 2006 to shareholders of record as of March 24, 2006. On May 25, 2006, our Board of Directors declared a dividend for the second quarter of fiscal 2006 payable on July 14, 2006 to shareholders of record as of June 30, 2006. On August 29, 2006, our Board of Directors declared a dividend for the third quarter of fiscal 2006 payable on October 13, 2006 to shareholders of record as of September 29, 2006. On December 14, 2006, our Board of Directors declared a dividend for the fourth quarter of fiscal 2006 payable on January 12, 2007 to shareholders of record as of December 29, 2006. Prior to these dividends, the Company had not declared or paid dividends to shareholders since its initial public offering in November 2001.

Our credit facility provides, and we expect our new credit facility will provide, that we are permitted to pay dividends so long as we are not in default. However, we may be restricted in our ability to pay extraordinary dividends. If investment grade rating has not been achieved and certain debt to earnings ratios contained in our credit facility are equal to or greater than 2.50:1, payment of extraordinary dividends shall not exceed $150 million in any fiscal year.

Rights Agreement. We adopted the Rights Agreement on November 15, 2001. Under the Rights Agreement one right was issued and attached to each Share of our Common Stock including all Shares that were outstanding. Each right entitles the holder, in the circumstances described below, to purchase from us a unit consisting of one one-hundredth of a share of Series B junior participating preferred stock, no par value per share, at an exercise price of $102.00 per right, subject to adjustment in certain events.

The rights are attached to all certificates representing outstanding Shares of Common Stock and are transferred with and only with these certificates. The rights are exercisable and separately certificated only upon the distribution date, which will occur upon the earlier of the following:

•	ten days following a public announcement that a person or group other than certain exempt persons has acquired or obtained the right to acquire beneficial ownership of 10% or more of the Shares of Common Stock then outstanding; and

•	ten business days, or later, if determined by our board, prior to any person acquiring 10% or more of the Shares of Common Stock then outstanding, following the commencement or announcement of an intention to commence a tender offer or exchange offer that would result in a person or group acquiring 10% or more of the Shares of Common Stock then outstanding.

As soon as practicable after the distribution date, certificates will be mailed to holders of record of Common Stock as of the close of business on the distribution date. From and after the distribution date, the separate certificates alone will represent the rights. Prior to the distribution date, all Shares of Common Stock issued will be issued with rights. Shares of Common Stock issued after the distribution date will not be issued with rights, except that rights may be issued with Shares of Common Stock issued pursuant to any of:

•	the exercise of stock options that were granted or awarded prior to the distribution date;

•	employee plans or arrangements we adopted prior to the distribution date;

•	the exercise, conversion or exchange of securities issued prior to the distribution date; or

•	our contractual obligations.

The final expiration date of the rights will be the close of business on November 19, 2011, unless earlier redeemed or exchanged by us as described below.

In the event that a person acquires 10% or more of the Shares of Common Stock then outstanding, except pursuant to a tender offer or exchange offer for all the outstanding Shares of our Common Stock approved by our Board of Directors before the person acquires 10% or more of the Shares of Common Stock then outstanding, each holder of a right other than that person and certain related parties, whose rights will automatically become null and void, will thereafter be entitled to receive, upon exercise of the right, a number of Shares of Common Stock, or, in certain circumstances, cash, property or other securities of our company, having a current market price averaged over the previous thirty consecutive trading days equal to two times the exercise price of the right.

If, at any time on or after a person acquires 10% or more of the Shares of Common Stock then outstanding, our company effects a merger or other business combination in which it is not the surviving entity, or any Shares of our Common Stock are changed into or exchanged for other securities, or 50% or more of its assets, cash flow or earning power is sold or transferred, then each holder of a right, except rights owned by any person who has acquired 10% or more of the Shares of Common Stock then outstanding or certain related parties, which will have become void as set forth above, will thereafter have the right to receive, upon exercise, a number of shares of Common Stock of the acquiring company having a fair market value equal to two times the exercise price of the right.

The exercise price payable, and the number of shares of Series B junior participating preferred stock, Shares of Common Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on the Series B junior participating preferred stock payable in shares of Series B junior participating preferred stock, a subdivision or combination of the Series B junior participating preferred stock, a grant or distribution to holders of the Series B junior participating preferred stock of certain subscription rights, warrants, evidence of indebtedness, cash or other assets, or other similar events. In addition, the number of rights associated with each share of our Common Stock is subject to adjustment in the event of a declaration of a dividend on our Common Stock payable in Common Stock or a subdivision or combination of our Common Stock.

No fractional rights or shares of Series B junior participating preferred stock will be issued. In lieu thereof, an adjustment in cash will be made based on the market price of the Common Stock, right or Series B junior participating preferred stock on the last trading date prior to the date of exercise. Pursuant to the rights agreement, we reserve the right to require that, prior to the occurrence of one of the events that triggers the ability to exercise the rights, upon any exercise of rights, a number of rights be exercised so that only whole shares of Series B junior participating preferred stock will be issued.

We will also have the option, at any time after a person acquires 10% and before a person acquires a majority of the Shares of our Common Stock then outstanding to exchange some or all of the rights, other than rights owned by the acquiring person or certain related parties, which will have become void, at an exchange ratio of one share of Common Stock and/or other equity securities deemed to have the same value as one Share of Common Stock, per right, subject to adjustment.

At any time prior to the time the rights become exercisable, our Company, by vote of a majority of our Board of Directors, may redeem the rights in whole, but not in part, at a price of $0.01 per right, payable, at our option, in cash, Shares of Common Stock or other consideration as our Board of Directors may determine. Upon redemption, the rights will terminate and holders of rights will receive only the redemption price.

For as long as the rights are redeemable, we may amend the rights agreement in any manner, including extending the time period in which the rights may be redeemed. After the time the rights cease to be redeemable, we may amend the rights in any manner that does not materially adversely affect the interests of holders of the rights as such. Until a right is exercised, the holder, as such, will have no rights as a shareholder of our Company, including the right to vote or to receive dividends.

Our articles of incorporation provide that each share of Series B junior participating preferred stock, which may be issued upon exercise of the rights will be entitled to receive, when, as and if declared, cash and non-cash dividends equal to the greater of:

•	a dividend multiple of 100 times the aggregate per share amount of all cash and non-cash dividends declared or paid on the Common Stock, subject to adjustments for stock splits or dividends payable in Common Stock or reclassifications of Common Stock; or

•	preferential quarterly cash dividends of $0.01 per share.

Holders of Series B junior participating preferred stock will have a vote multiple of 100 votes per share, subject to adjustments for dividends payable in Common Stock or subdivisions or combinations of Common Stock and, except as otherwise provided by the articles of incorporation, or applicable law, will vote together with holders of Common Stock as a single class. In the event that the preferential quarterly cash dividends are in arrears for six or more quarterly dividend payment periods, holders of Series B junior participating preferred stock will have the right to elect two additional members of our Board of Directors.

In the event of the liquidation, dissolution or winding up of our company, after provision for liabilities and any preferential amounts payable with respect to any preferred stock ranking senior to the Series B junior participating preferred stock, the holders of any Series B junior participating preferred stock will be entitled to receive liquidation payments per share in an amount equal to the following:

•	$1.00 plus an amount equal to accrued and unpaid dividends and distributions thereon to the date of payment; and

•	a proportionate share, on equal terms with the holders of Common Stock, of the assets remaining after payment described above and a nominal payment to the holders of Common Stock.

The rights of the Series B junior participating preferred stock as to dividends, voting and liquidation are protected by antidilution provisions. In the event of a consolidation, merger or other transaction in which the shares of capital stock are exchanged, holders of shares of Series B junior participating preferred stock will be entitled to receive an amount per share, equal to 100 times the amount of stock, securities, cash or other property for which each share of Common Stock is exchanged. The shares of Series B junior participating preferred stock are not redeemable at the option of our company or any holder thereof.

The rights have certain anti-takeover effects. The rights cause substantial dilution to any person or group that attempts to acquire our company without the approval of our board. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire our company, even if that acquisition may be in the best interests of our shareholders. Because our board can redeem the rights or approve a permitted offer, the rights do not interfere with a merger or other business combination approved by our board.

The rights agreement excludes Artal Luxembourg S.A., as well as transferees of at least 10% of our then outstanding Common Stock from Artal Luxembourg S.A., from being considered an “Acquiring Person”. In addition, pursuant to the terms of the First Amendment to the Rights Agreement, dated as of November 4, 2003, FMR Corp. and its affiliates (collectively, “Fidelity Investments”) will not be considered an Acquiring Person (and thus not trigger the provisions of the Rights Agreement) unless Fidelity Investments becomes the beneficial owner of 20% or more of our outstanding Common Stock. The exclusion of Fidelity Investments as an Acquiring Person will exist only for so long as Fidelity Investments does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of Schedule 13D under the Exchange Act, nor to take any action in connection with or as a participant in any transaction having such purpose or effect.

The foregoing description of the Rights Agreement is qualified in its entirety by reference to the following documents:

•	Rights Agreement, dated as of November 15, 2001 between Weight Watchers International Inc. and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), a copy of which has been filed with the SEC as an exhibit to the Company’s Registration Statement on Form S-3 (File No. 333-89444) as filed on May 31, 2002;

•	First Amendment dated as of November 4, 2003, to the Rights Agreement, dated as of November 15, 2001 by and between Weight Watchers International, Inc. and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), a copy of which has been filed with the SEC as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2003; and

•	Articles of Amendment to the Articles of Incorporation, as Amended and Restated, of Weight Watchers International, Inc., to Create a New Series of Preferred Stock Designated as Series B Junior Participating Preferred Stock, adopted as of November 14, 2001, a copy of which has been filed with the SEC as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2001.

You may obtain copies of the documents referred to in the preceding sentence in the manner provided in Section 10.

9. Source and Amount of Funds.

Assuming that the maximum number of Shares is tendered in the Offer and the Purchase Price is an amount between $47.00 and $54.00 per share, the aggregate purchase price for the Shares will be between $390,100,000 and $448,200,000. Further, assuming the purchase of an aggregate of 10,206,436 Shares from Artal pursuant to the Purchase Agreement at a per share price equal to the Purchase Price in the Offer, the aggregate purchase price for the Shares pursuant to the Purchase Agreement will be between $479,702,492 and $551,147,544, although in no event will we pay an aggregate purchase price for Shares purchased in the Offer, together with Shares purchased pursuant to the Purchase Agreement, that is greater than $1.0 billion.

We intend to use our available cash and proceeds from borrowings under an amended credit agreement that we are currently negotiating to purchase Shares tendered in the Offer and from Artal pursuant to the Purchase Agreement and to pay related fees and expenses. Credit Suisse has agreed to use its commercially reasonable efforts to arrange an amendment to provide us with additional capacity of up to $1.2 billion under our senior credit facility to finance the purchases and to refinance certain indebtedness of our subsidiary WeightWatchers.com and has committed to provide such additional capacity. In addition, in the event the amendment is not obtained, Credit Suisse has committed to provide replacement facilities on substantially the same terms as our existing senior credit facility and giving effect to such additional capacity. The amended senior credit facility will be secured, and will provide for a term loan facility consisting of two tranche A facilities and a tranche B facility in an aggregate amount of $1,550 million and a revolving credit facility in the amount of $500 million. The new tranche A term loan will amortize in equal quarterly installments beginning in year three in an aggregate annual amount equal to 15%, 20%, 25% and 40% until maturity on the date that is six years after the closing of the replacement facilities. The existing tranche A term loan will mature on June 30, 2011. The new tranche B term loan will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the initial principal amount of such facility until maturity on the date that is seven years after the closing of the replacement facilities. The revolving credit facility may be used for loans and a portion may be used for letters of credit. The revolving loans may be borrowed, repaid and reborrowed until June 30, 2011.

Credit Suisse’s obligation to provide the amended senior credit facility is conditioned on the Offer being consummated and other conditions typical for facilities of this kind and the negotiation and execution of final documents by both Credit Suisse and us.

Our obligations under the amended senior credit facility will be secured. All of our domestic subsidiaries will guarantee our obligations under the amended senior credit facility.

The terms of the amended senior credit facility will require us to maintain an interest coverage ratio, a maximum leverage ratio with respect to our debt and to comply with limits on capital expenditures. Additionally, we will be required to comply with customary affirmative and negative covenants.

10. Certain Information Concerning the Company.

General. We are a leading global branded consumer company and the leading global provider of weight management services. With over four decades of weight management experience, expertise and know-how, we have established Weight Watchers as one of the most recognized and trusted brand names among weight conscious consumers. In 2005, consumers spent over $3.0 billion on Weight Watchers branded products and services, including meetings conducted by us and our franchisees, products sold at meetings, Internet subscription products sold by WeightWatchers.com, licensed products sold in retail channels and magazine subscriptions and other publications.

We are a Virginia corporation that was incorporated in 1974 and succeeded to a business started in New York in 1963. Our principal executive offices are located at 11 Madison Avenue, New York, New York 10010 and our telephone number is (212) 589-2700. Our consumer website is at www.weightwatchers.com. Our Investor website is at www.weightwatchersinternational.com. Information on these websites does not constitute part of this Offer to Purchase.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s Internet site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed on February 27, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended April 1, 2006, July 1, 2006 and September 30, 2006, filed on May 11, 2006, August 10, 2006 and November 9, 2006, respectively;

•	Current Reports on Form 8-K filed on May 9, 2006, July 18, 2006, November 2, 2006 and December 15, 2006;

•	definitive proxy statement for our 2006 annual meeting of shareholders, filed on March 24, 2006; and

•	the description of our Common Stock under the heading “Description of Capital Stock” included in our Registration Statement on Form S-1 incorporated by reference in our Registration Statement on Form 8-A filed on November 9, 2001 under Section 12(b) of the Exchange Act.

You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

Georgeson Inc.

You may obtain information regarding the Offer

from the Information Agent as follows:

Georgeson Inc.

17 State Street, 10th Floor

New York, NY 10004

Collect: (212) 440-9800

Toll Free: (866) 785-7396

11. Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Interests of Directors, Executive Officers and Affiliates. As of November 30, 2006, we had 97,477,075 issued and outstanding Shares and 2,914,552 Shares reserved for issuance upon exercise of all outstanding stock options and vesting of all outstanding restricted stock units. The 18,506,436 Shares that Weight Watchers is offering to purchase pursuant to the Offer and the Purchase Agreement represent approximately 19.0% of the Shares outstanding on November 30, 2006.

As of November 30, 2006, our directors and executive officers as a group (13 persons) beneficially owned an aggregate of approximately 720,768 Shares, representing approximately 0.7% of the total number of outstanding Shares. Our directors and executive officers have advised us that they do not intend to tender any of their Shares in the Offer. Accordingly, assuming we purchase 8,300,000 Shares in the Offer and we purchase 10,206,436 Shares pursuant to the Purchase Agreement, the proportional holdings of our directors and executive officers will increase to approximately 0.9%. However, our directors and executive officers may, in compliance with stock ownership guidelines and applicable law, sell their Shares in open market transactions at prices that may or may not be more favorable than the Purchase Price to be paid to our shareholders in the Offer.

As of November 30, 2006, Artal held an aggregate amount of 53,759,325 Shares, or 55.2%, of the total outstanding Common Stock; American Century Investment Management held 5,810,011 Shares, or 6.0%, of the total outstanding Common Stock; and Delaware Management Business Trust held 5,519,833 Shares, or 5.7%, of the total outstanding Common Stock. If we purchase all 8,300,000 Shares in the Offer and consummate the transactions contemplated by the Purchase Agreement, Artal would beneficially own 43,552,889 Shares of Common Stock and thus would continue to own approximately 55.2% of our total outstanding Common Stock.

The following table provides information with respect to the expected beneficial ownership of our Common Stock by (i) all persons known by us to own beneficially more than 5% of our Common Stock, (ii) each of our directors, (ii) each of our executive officers and (iv) all directors and executive officers as a group. We based the share amounts on each person’s beneficial ownership of our Common Stock as of November 30, 2006. Assuming we purchase an aggregate of 8,300,000 Shares in the Offer, and no director or executive officer tenders any Shares in the Offer, the percentage beneficial ownership of each director and executive officer after the Offer will be approximately as set forth in the table below.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, Shares subject to (i) options held by that person that are currently exercisable or exercisable within 60 days of the date of this Offer to Purchase, and (ii) Shares issuable upon the vesting of restricted stock units within 60 days of the date of this Offer to Purchase, are deemed issued and outstanding. These Shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other shareholder.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities.

Name of Beneficial Owner	Total of Shares Beneficially Owned	% of Class	Percentage to be Owned after Offer and Artal Purchase (with Above Stated Assumptions)
Artal Group S.A.(1)	53,759,325	55.2%	55.2%
American Century Investment Management, Inc.(2)	5,810,011	6.0%	7.4%
Delaware Management Business Trust(3)	5,519,833	5.7%	7.0%
Linda Huett(4)(5)	490,691	*	*
Ann M. Sardini(4)(5)	120,000	*	*
Thilo Semmelbauer(4)(5)	40,000	*	*
David P. Kirchhoff(4)(5)	18,914	*	*
Jeffrey A. Fiarman(4)(5)	7,685	*	*
Raymond Debbane(4)(6)	421	*	*
Philippe Amouyal(4)	421	*	*
John F. Bard(4)(5)	11,603	*	*
Marsha Johnson Evans(4)(5)	9,885	*	*
Jonas M. Fajgenbaum(4)	421	*	*
Sacha Lainovic(4)	421	*	*
Sam K. Reed(4)(5)	19,885	*	*
Christopher J. Sobecki(4)	421	*	*
All directors and executive officers as a group (13 persons)	720,768	*	*

*	Amount represents less than 1% of outstanding Common Stock.

(1)	The information concerning Artal Group S.A. is based on Form 4 filed with the SEC on March 20, 2006 by Westend S.A., the parent company of Artal Group S.A., Amendment No. 1 to Schedule 13D filed with the SEC on March 15, 2006 by Westend S.A., the Purchase Agreement and other information known to us. Artal Group S.A. is the parent of Artal International S.A., which, in turn, is the parent of Artal Luxembourg S.A. Artal Luxembourg S.A. is the parent of Artal Holdings Sp. z o.o. As of November 30, 2006, Artal Holdings Sp. z o.o. was the record owner of 53,759,325 of our Shares. Artal Luxembourg S.A. holds an irrevocable proxy with respect to 15,000 of these Shares. As a result of the foregoing, Artal Luxembourg S.A., Artal International S.A., Artal Group S.A. and Westend S.A. may each be deemed to be the beneficial owner of all of our Shares held of record by Artal Holdings Sp. z o.o. The address of Artal Holdings Sp. z o.o. is 105, Grand-Rue, L-1661 Luxembourg, Luxembourg. The address of Westend S.A., Artal Group S.A., Artal Luxembourg S.A. and Artal International S.A., is the same as Artal Holdings Sp. z o.o.

(2)	Based on Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2006 by American Century Investment Management, Inc., American Century Companies, Inc. and American Century Mutual Funds, Inc., American Century Investment Management and American Century Companies, its parent, have beneficial ownership of 5,810,011 Shares, and American Century Mutual Funds, Inc. has beneficial ownership of 5,319,871 Shares. Each of American Century Investment Management and American Century Companies has sole voting power over 5,524,551 Shares and sole dispositive power over 5,810,011 Shares and American Century Mutual Funds has sole voting power and sole dispositive power over 5,319,871 Shares. The address of these entities is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.

(3)	Based on a Schedule 13G filed with the SEC on February 9, 2006 by Delaware Management Holdings, Inc. and Delaware Management Business Trust, Delaware Management Holdings and Delaware Management Business Trust, each of which whose ultimate parent is Lincoln National Corporation, have beneficial ownership of 5,519,833 Shares. Each of Delaware Management Holdings and Delaware Management Business Trust has sole voting power over 5,211,366 Shares, shared voting power over 293,467 Shares, sole dispositive power over 5,354,033 Shares, and shared dispositive power over 165,800 Shares. The address of these entities is 2005 Market Street, Philadelphia, Pennsylvania 19103.

(4)	Our executive officers and directors may be contacted c/o Weight Watchers International, Inc., 11 Madison Avenue, 17th Floor, New York, New York 10010.

(5)	Number of Shares beneficially owned includes Shares subject to purchase upon exercise of options exercisable within 60 days, as follows: Ms. Huett 398,483 Shares; Ms. Sardini 120,000 Shares; Mr. Semmelbauer 40,000 Shares; Mr. Kirchhoff 7,500 Shares; Mr. Fiarman 4,750 Shares; Mr. Bard 8,000 Shares; Ms. Evans 2,000 Shares and Mr. Reed 8,000 Shares. Number of shares beneficially owned also includes Shares vesting within 60 days, pursuant to restricted stock unit awards, as follows: Mr. Kirchhoff 2,586 Shares and Mr. Fiarman 637 Shares.

(6)	Mr. Debbane is also a director of Artal Group S.A. Artal Group S.A. is the parent entity of Artal International S.A., which is the parent entity of Artal Luxembourg S.A., which in turn is the parent entity of Artal Holdings Sp. z o.o. Mr. Debbane may be deemed to share beneficial ownership of all Shares owned by Artal Holdings Sp. z o.o. but disclaims such beneficial ownership.

Our directors and executive officers are entitled to participate in the Offer on the same basis as other shareholders; however, they have advised us that they do not intend to tender their Shares pursuant to the Offer.

    Transactions and Arrangements Concerning the Shares.

Recent Securities Transactions. Based on the Company’s records and information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company, nor, to the best of the Company’s knowledge, any directors or executive officers of the Company or any associates or subsidiaries of the Company, has effected any transactions in Shares during the 60 day-period before the date hereof, except as set forth below:

Name	Date of Transaction	Nature of Transaction	Amount	Price
Philippe Amouyal	December 15, 2006	Restricted Common Stock award	1,000 Shares	$0.00
John F. Bard	December 15, 2006	Restricted Common Stock award	1,000 Shares	$0.00
Raymond Debbane	December 15, 2006	Restricted Common Stock award	1,000 Shares	$0.00
Marsha Johnson Evans	December 15, 2006	Restricted Common Stock award	1,000 Shares	$0.00
Jonas M. Fajgenbaum	December 15, 2006	Restricted Common Stock award	1,000 Shares	$0.00
Sacha Lainovic	December 15, 2006	Restricted Common Stock award	1,000 Shares	$0.00
Sam K. Reed	December 15, 2006	Restricted Common Stock award	1,000 Shares	$0.00
Christopher J. Sobecki	December 15, 2006	Restricted Common Stock award	1,000 Shares	$0.00
David P. Kirchhoff	December 15, 2006	Restricted Stock Unit award	2,586 Shares(1)	$0.00
Jeffrey A. Fiarman	December 15, 2006	Restricted Stock Unit award	637 Shares(2)	$0.00
John F. Bard	November 12, 2006	Non-Qualified Stock Option grant	2,000 Shares	exercise price of $48.05 per Share

(1)	Represents the vesting of a prior restricted stock unit award. 897 Shares were withheld by the Company to satisfy related tax obligations.
(2)	Represents the vesting of a prior restricted stock unit award. 221 Shares were withheld by the Company to satisfy related tax obligations.

Purchase Agreement. On December 17, 2006, we entered into the Purchase Agreement with Artal, which owns approximately 55.2% of our Shares, under which we have agreed to purchase from Artal such number of Shares (rounded to the nearest whole number) equal to the aggregate number of Shares purchased in the Offer multiplied by a fraction, the numerator of which is 53,759,325 and the denominator of which is 43,717,750 (representing the outstanding Shares held of record by Artal divided by the outstanding Shares held of record by all shareholders of the Company other than Artal, each as of November 30, 2006).

This purchase will be at the same price per Share as is determined and paid in the Offer, and will occur on the 11th business day following the Expiration Date. Artal has also agreed not to tender any of its Shares in the Offer. Artal is prohibited under the Purchase Agreement from selling Shares or purchasing Shares during the Offer and until 11 business days following the Expiration Date, unless the Offer is terminated other than pursuant to the consummation thereof. Upon the closing of this purchase, Artal’s percentage ownership interest in our outstanding Shares will be substantially equal to its current level.

Pursuant to the terms of the Purchase Agreement, Artal’s consent will be required before we can: (1) subject to certain exceptions, increase the aggregate number of Shares sought in the Offer in excess of 8,300,000 (plus up to an additional 2% of the outstanding Shares), (2) change the type or amount of consideration per Share offered to shareholders in the Offer, (3) materially alter any of the conditions of the Offer or add any additional conditions to the Offer or (4) extend the Expiration Date of the Offer beyond February 5, 2007.

Stockholders’ Agreement. Shortly after our acquisition by Artal Luxembourg S.A. in 1999, we entered into a stockholders’ agreement with Artal Luxembourg S.A. and Merchant Capital, Inc., Richard and Heather Penn, Longisland International Limited, Envoy Partners and Scotiabanc, Inc. relating to their rights with respect to our Common Stock held by parties, other than Artal Luxembourg S.A. Without the consent of Artal Luxembourg S.A., transfers of our Common Stock by these shareholders are restricted with certain exceptions. Subsequent transferees of our Common Stock must, subject to limited exceptions, agree to be bound by the terms and provisions of the agreement. Additionally, this agreement provides the shareholders with the right to participate pro rata in certain transfers of our Common Stock by Artal Luxembourg S.A. and grants Artal Luxembourg S.A. the right to require the other shareholders to participate on a pro rata basis in certain transfers of our Common Stock by Artal Luxembourg S.A.

Registration Rights Agreement. Simultaneously with the closing of our acquisition by Artal Luxembourg S.A. in 1999, we entered into a registration rights agreement with Artal Luxembourg S.A. and H.J. Heinz Company. The registration rights agreement grants Artal Luxembourg S.A. the right to require us to register Shares of our Common Stock for public sale under the Securities Act (1) upon demand and (2) in the event that we conduct certain types of registered offerings. H.J. Heinz Company has sold all Shares of our Common Stock held by it and accordingly no longer has any rights under this agreement. Merchant Capital, Inc., Richard and Heather Penn, Long Island International Limited, Envoy Partners and Scotiabanc, Inc. became parties to this registration rights agreement under joinder agreements, and each acquired the right to require us to register and sell their stock in the event that we conduct certain types of registered offerings.

Corporate Agreement. We entered into a corporate agreement with Artal Luxembourg S.A. in November 2001 which was amended in July 2005. We agreed that so long as Artal Luxembourg S.A. beneficially owns 10% or more, but less than a majority of our then outstanding voting stock, Artal Luxembourg S.A. will have the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on our Board of Directors. This right to nominate directors will not restrict Artal Luxembourg S.A. from nominating a greater number of directors.

We also agreed with Artal Luxembourg S.A. that both we and Artal Luxembourg S.A. have the right to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Neither Artal Luxembourg S.A. nor we, nor our respective related parties, will be liable to each other as a result of engaging in any of these activities.

Under the corporate agreement, if one of our officers or directors who also serves as an officer, director or advisor of Artal Luxembourg S.A. becomes aware of a potential transaction related primarily to the group education-based weight-loss business or an internet diet business, as defined, that may represent a corporate opportunity for both Artal Luxembourg S.A. and us, the officer, director or advisor has no duty to present that opportunity to Artal Luxembourg S.A., and we will have the sole right to pursue the transaction if our Board of Directors so determines. If one of our officers or directors who also serves as an officer, director or advisor of Artal Luxembourg S.A. becomes aware of any other potential transaction that may represent a corporate opportunity for both Artal Luxembourg S.A. and us, the officer or director will have a duty to present that opportunity to Artal Luxembourg S.A., and Artal Luxembourg S.A. will have the sole right to pursue the transaction if Artal Luxembourg S.A. so determines. If one of our officers or directors who does not serve as an officer, director or advisor of Artal Luxembourg S.A. becomes aware of a potential transaction that may represent a corporate opportunity for both Artal Luxembourg S.A. and us, neither the officer nor the director nor we have a duty to present that opportunity to Artal Luxembourg S.A., and we may pursue the transaction if our Board of Directors so determines. If any officer, director or advisor of Artal Luxembourg S.A. who does not serve as an officer or director of us becomes aware of a potential transaction that may represent a corporate opportunity for both Artal Luxembourg S.A. and us, neither the officer, director, advisor, nor Artal Luxembourg S.A. has a duty to present that opportunity to us and Artal Luxembourg S.A. may pursue the transaction if it so determines.

If Artal Luxembourg S.A. transfers, sells or otherwise disposes of our then outstanding voting stock, the transferee will generally succeed to the same rights that Artal Luxembourg S.A. has under this agreement by virtue of its ownership of our voting stock, subject to Artal Luxembourg S.A.’s option not to transfer those rights. Artal Luxembourg S.A. has transferred those rights Artal.

The Invus Group is the exclusive investment advisor to Artal and its affiliates. Certain of our directors, Mr. Debbane, Mr. Amouyal, Mr. Fajgenbaum, Mr. Lainovic and Mr. Sobecki, are principals of The Invus Group.

Acquisition of WeightWatchers.com. On June 13, 2005, we entered into an agreement to acquire control of our licensee and affiliate, WeightWatchers.com. On July 1 and 2, 2005, we increased our ownership interest in WeightWatchers.com from approximately 20% to approximately 53% by (i) exercising warrants to purchase WeightWatchers.com common stock for a total purchase price of approximately $45.7 million, (ii) acquiring shares of WeightWatchers.com common stock owned by the employees of WeightWatchers.com and other parties not related to Artal through a merger of a subsidiary of ours with WeightWatchers.com for a total purchase price of approximately $28.4 million and (iii) acquiring additional shares of WeightWatchers.com common stock, representing outstanding stock options then held by WeightWatchers.com employees, for a total purchase of approximately $62.3 million.

On June 13, 2005, WeightWatchers.com also entered into a redemption agreement with Artal Luxembourg S.A. and its affiliates to purchase all of the shares of WeightWatchers.com owned by Artal Luxembourg S.A. and its affiliates at the same price per share as we paid in the merger. Subsequently, on December 16, 2005 WeightWatchers.com redeemed all of its outstanding common stock held by Artal Luxembourg S.A. and its affiliates for a total price of approximately $304.8 million. WeightWatchers.com used cash on hand and the proceeds of borrowings pursuant to two credit facilities in the aggregate amount of $215.0 million to finance this redemption as well as pay related fees and expenses. We expect that these credit facilities will be refinanced by us with borrowings under an amended credit facility that we are currently negotiating in connection with the Offer. As a result of this redemption, we now own 100% of WeightWatchers.com.

The transactions described above relating to WeightWatchers.com were evaluated, negotiated and recommended by a Special Committee of our Board of Directors, consisting of its independent directors.

Continuity Agreements. The Board of Directors has determined that it is in the best interests of our shareholders to reinforce and encourage the continued attention and dedication of our key executives to their duties with us, without personal distraction or conflict of interest in circumstances that could arise in connection with any change of ownership or control of us. Therefore, in October 2003, we entered into continuity agreements with Linda Huett, Ann Sardini and certain other executive officers. On December 14, 2006, we amended our form continuity agreement and entered into continuity agreements, as amended, with David P. Kirchhoff, Ann M. Sardini, Thilo Semmelbauer and Jeffrey A. Fiarman.

These agreements have an initial term of three years from the date of execution, and continue to renew annually thereafter unless either party provides 180-day advance written notice to the other party that the term of the agreement will not renew. However, upon the occurrence of a “change in control” (as defined in the agreements), the term of the agreement may not terminate until the second anniversary of the date of the change of ownership or control of us.

If, within two years following a change of ownership or control of us, an executive’s employment is terminated without cause by us or for good reason by the executive (as such terms are defined in the agreements), the following executives will receive the following payments and benefits:

(i) A lump sum cash payment equal to three times the sum of (x) the executive’s annual base salary on the date of the change in control (or, if higher, the annual base salary in effect immediately prior to the giving of the notice of termination) and (y) the executive’s target annual bonus (the “target bonus”) in respect of fiscal year (a “fiscal year”) in which the termination occurs (or, if higher, the average annual bonus actually earned by the executive in respect of the three full fiscal years prior to the year in which the notice of termination is given) under our bonus plan;

(ii) A lump sum cash payment equal to the sum of (w) the executive’s unpaid base salary and vacation days accrued through the date of termination, (x) the unpaid portion, if any, of bonuses previously earned by the executive pursuant to our bonus plan, (y) in respect of the fiscal year in which the date of termination occurs, the higher of (i) the pro rata portion of the executive’s target bonus and (ii) if we are exceeding the performance targets established under our bonus plan for such fiscal year as of the date of termination, the executive’s actual annual bonus payable under our bonus plan based upon such achievement (this pro rata portion in either case calculated from January 1 of such year through the date of termination) (the “pro rata bonus”), and (z) any other compensation previously deferred (excluding qualified plan deferrals by the executive under or into our benefit plans);

(iii) Continued medical, dental, vision, and life insurance coverage (excluding accidental death and disability insurance) (“welfare benefit coverage”) for the executive and the executive’s eligible dependents or, to the extent welfare benefit coverage is not commercially available, such other welfare benefit coverage reasonably acceptable to the executive, on the same basis as in effect prior to the executive’s termination, for a period ending on the earlier of (x) the third anniversary of the date of termination (this period, the “continuation period”) and (y) the commencement of comparable welfare benefit coverage by the executive with a subsequent employer;

(iv) Continued provision of the perquisites the executive enjoyed prior to the date of termination for a period ending on the earlier of (x) the end of the continuation period and (y) the receipt by the executive of comparable perquisites from a subsequent employer;

(v) Immediate 100% vesting of all outstanding stock options, stock appreciation rights, phantom stock units and restricted stock granted or issued by us prior to, on or upon the change in control (to the extent not previously vested on or following the change in control);

(vi) Additional contributions by us to our qualified defined contribution plan and any other retirement plans in which the executive participated prior to the date of termination during the continuation period; provided, however, that where such contributions may not be provided without adversely affecting the qualified status of such plan or where such contributions are otherwise prohibited by any such plans, the executive shall instead receive an additional lump sum payment equal to the contributions that would have been made during the continuation period if the executive had remained employed with us during such period;

(vii) All other accrued or vested benefits in accordance with the terms of any applicable plan of ours, which vested benefits shall include the executive’s otherwise unvested account balances in our qualified defined contribution plan, which shall become vested as of the date of termination;

(viii) If requested by the executive, outplacement services will be provided by a professional outplacement provider selected by the executive at a cost to us of not more than $30,000; and

(ix) Reimbursement for reasonable legal fees (including without limitation, any and all court costs and attorneys’ fees and expenses) incurred by the executive in connection with or as a result of any claim, action or proceeding brought by us or the executive with respect to or arising out of the agreement or any provision of the agreement; provided, however, that we will have no obligation to pay or reimburse any such legal fees if (x) in the case of an action brought by the executive, we are successful in establishing with the court that the executive’s action was taken in bad faith or was frivolous or otherwise without a reasonable legal or factual basis, or (y) in the case of any action, the action is materially decided in our favor.

If (i) it is determined that the payments and benefits provided under the agreements or otherwise in the aggregate (a “parachute payment”) would be subject to the excise tax imposed under the Code, and the aggregate value of the parachute payment exceeds a certain threshold amount, calculated under the Code (the “base amount”) by 5% or less, then (ii) the parachute payment will be reduced to the extent necessary so that the aggregate value of the parachute payment is equal to an amount that is less than such threshold amount; provided, however, that if the aggregate value of the parachute payment exceeds the threshold amount by more than 5%, then the executive will be entitled to receive an additional payment or payments in an amount such that, after payment by the executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax, imposed upon this payment, the executive retains an amount equal to the excise tax imposed upon the parachute payment.

If any of the above payments or benefits cannot be provided without subjecting the executive to income tax and penalties under Section 409A of the Code, we will provide such intended payments or benefits in an alternative manner that conveys an equivalent economic benefit to the executive (without materially increasing the aggregate cost to us in a manner that is intended to comply with Section 409A of the Code).

Ms. Huett, who is retiring as our President and Chief Executive Officer effective December 30, 2006, did not enter into a new continuity agreement. Her agreement contains the same payments and benefits described above, except for the provisions described in the previous paragraph. Her agreement will be terminated upon her retirement as President and Chief Executive Officer.

Retirement Arrangement of Linda Huett. As discussed above, David P. Kirchhoff will succeed Linda Huett as President and Chief Executive Officer of Weight Watchers International, Inc., effective December 31, 2006. Ms. Huett will remain President and Chief Executive Officer through December 30, 2006, at which time she will serve in an advisory capacity at the Company. In connection with Ms. Huett’s retirement from her current position, on December 14, 2006, our Board of Directors approved a retirement arrangement for Ms. Huett that consists of the following: (i) a base salary equal to $300,000 per annum; (ii) a fixed bonus payable in the first quarter of 2008 equal to $75,000; (iii) a performance target bonus payable in the first quarter of 2008 of 75% of her 2007 base salary; (iv) a relocation allowance of $75,000 grossed up for federal, state and local tax liability, with all shipping charges to be directly paid by the Company, including business class airfare to the United Kingdom; (v) payment of health insurance premiums under the Consolidated Omnibus Budget Reconciliation Act for 18 months starting December 31, 2007, grossed up for federal, state and local tax liability; and (vi) costs of tax preparation of federal, state and local tax returns for 2006 and 2007. The retirement arrangement becomes effective upon her retirement as President and Chief Executive Officer and is subject to Ms. Huett not voluntarily terminating her employment as an advisor prior to December 31, 2007.

Director Compensation. Our executive director does not receive compensation in connection with her service on the Board of Directors.

On July 13, 2006, our Board of Directors adopted a resolution regarding non-employee director compensation. Beginning in fiscal year 2006, the non-employee directors will receive (1) annual consideration of $75,000, 50% of which is paid quarterly in cash, and the remaining 50% is paid quarterly in restricted Shares, (2) annual equity consideration of 1,000 restricted Shares, payable on December 15th of each year and (3) reimbursement of reasonable out-of-pocket expenses related to his or her services as Board and Committee members. In addition, the members of the Audit Committee will each receive annual consideration of $10,000, and the Chair of the Audit Committee will receive an additional $10,000, each of which is paid quarterly in cash; and the members of all other committees of the Board of Directors (including the Compensation and Benefits Committee) receive annual consideration of $4,000, which is paid quarterly in cash. The value of any equity portion of the non-employee director annual consideration will be determined by averaging the closing price of the Common Stock on the NYSE for the last five trading days of each fiscal quarter. All equity consideration paid is to be restricted so that such Shares can not be sold or transferred until the director is no longer serving on the Board of Directors.

For fiscal year 2006 only, the final two quarterly annual consideration payments to each non-employee director were increased on a pro rata basis by an amount necessary to compensate the director for the shortfall in the first two quarterly payments, if any, for fiscal year 2006, as applicable to the director. Prior to the adoption of the resolution, Mr. Reed, Ms. Evans and Mr. Bard were entitled to receive (1) annual compensation in the amount of $30,000, paid quarterly, half in cash and half in our Common Stock; (2) $1,000 per Audit Committee meeting; (3) options for 2,000 Shares of our Common Stock per year, each with an exercise price equal to the closing price of our Common Stock on the day that the options are granted, a five year life and vesting one year after the grant date; and (4) reimbursement of reasonable out-of-pocket expenses related to his or her services as Board and Committee members. Any director who was entitled to receive stock options to purchase 2,000 Shares pursuant to a prior existing director compensation resolution received such stock options in 2006.

In addition, during fiscal 2005 and in connection with their service on the Special Committee of independent directors of the Company’s Board of Directors in connection with the acquisition of WeightWatchers.com, (i) Mr. Bard, as Chairman of the Special Committee, received compensation in the amount of $45,000 and Mr. Reed and Ms. Evans each received compensation in the amount of $30,000, and (ii) each member of the Special Committee received reimbursement of reasonable out-of-pocket expenses in connection with their service on the Special Committee.

Executive Savings and Profit Sharing Plan. We sponsor a savings plan for salaried and eligible hourly employees. This defined contribution plan provides for employer matching contributions up to 100% of the first 3% of an employee’s eligible compensation. The savings plan also permits employees to contribute between 1% and 13% of eligible compensation on a pre-tax basis.

The savings plan also contains a profit sharing component for full-time salaried employees that are not key management personnel, which provides for a guaranteed monthly employer contribution for each participant based on the participant’s age and a percentage of the participant’s eligible compensation. In addition, the profit sharing plan has a supplemental employer contribution component, based on our achievement of certain annual performance targets, and a discretionary contribution component.

We also established an executive profit sharing plan, which provides a non-qualified profit sharing plan for key management personnel who are not eligible to participate in our profit sharing plan. This non-qualified profit sharing plan has similar features to our profit sharing plan.

Stock Based Plans. In May 2004 and December 1999, respectively, our shareholders approved our 2004 Stock Incentive Plan (“2004 Plan”) and our 1999 Stock Purchase and Option Plan (“1999 Plan”) under which selected employees are afforded the opportunity to purchase Shares of our Common Stock, were granted options to purchase Shares of our Common Stock, and/or received grants of restricted stock units. The number of Shares authorized for grant under the 2004 Plan and the 1999 Plan is 2,500,000 Shares and 7,058,040 Shares,

respectively. As of November 30, 2006, the number of Shares available for grant under the 2004 Plan and the 1999 Plan was 1,561,207 Shares and 208,437 Shares, respectively.

Under our 2004 Plan and 1999 Plan, we have the ability to grant stock options, restricted stock, stock appreciation rights and other stock-based awards. Generally, stock options granted under the 1999 Plan vest and become exercisable in annual increments over five years with respect to one-third of options granted, and the remaining two-thirds of the options vest on the ninth anniversary of the date the options were granted, subject to accelerated vesting upon our achievement of certain performance targets. For each year prior to and including 2003, these performance targets have been met. All new options granted in 2003 and thereafter under this plan vest and become exercisable in annual increments over one to five years and are not subject to performance targets. In any event, the options may become fully vested upon the occurrence of a change in control of the Company. In order to comply with the deferral rules of Section 409A of the Internal Revenue Code, the 1999 Plan and 2004 Plan were amended in December 2006.

General. Except as otherwise described herein, neither Weight Watchers nor, to the best of the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the Offer or with respect to any securities of Weight Watchers, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of the securities of Weight Watchers, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

12. Certain Legal Matters; Regulatory Approvals.

Except as described above, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by the acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Shares by us as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for Shares is subject to conditions. See Section 7.

13. United States Federal Income Tax Consequences.

The following describes the material United States federal income tax consequences relevant to the Offer for U.S. Holders (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (such as dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, holders whose functional currency is not the United States dollar, insurance companies, tax-exempt organizations or persons who hold Shares as part of a hedging, conversion or constructive sale transaction or as a position in a straddle). In particular, different rules may apply to Shares acquired as compensation (including Shares acquired upon the exercise of options or the vesting of restricted share units). This discussion does not address the state, local or foreign tax consequences of participating in the Offer. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial holder of Shares that is for United States federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation or a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Holders of Shares who are not U.S. Holders (“foreign shareholders”) should consult their tax advisors regarding the United States federal income tax consequences and any applicable foreign tax consequences of the Offer and also should see Section 3 for a discussion of the applicable United States withholding tax rules and the potential for obtaining a refund of all or a portion of any tax withheld.

If a partnership holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Holders that are partners of a partnership holding Shares should consult their own tax advisors.

Non-Participation in the Tender Offer. U.S. Holders who do not participate in the Offer will not incur any tax liability as a result of the consummation of the Offer.

Exchange of Shares Pursuant to the Offer. An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for United States federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a dividend distribution from us.

Under Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. In applying the Section 302 tests, a U.S. Holder must take account of stock that such U.S. Holder constructively owns under attribution rules, pursuant to which the U.S. Holder will be treated as owning our Shares owned by certain family members (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and our stock that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of the then outstanding Shares owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the Shares owned by such U.S. Holder in us immediately before the exchange, and (ii) the percentage of the then outstanding voting stock owned by such U.S. Holder in us immediately after the exchange is less than 80% of the percentage of the voting stock owned by such U.S. Holder in us immediately before the exchange. If an exchange of Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. An exchange of Shares for cash that results in a reduction of the proportionate equity interest in us of a U.S. Holder whose relative equity interest in us is minimal (an interest of less than one percent should satisfy this requirement) and who does not exercise any control over or participate in the management of our corporate affairs should be treated as “not essentially equivalent to a dividend.” U.S. Holders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

If a U.S. Holder is treated as recognizing gain or loss from the disposition of the Shares for cash, such gain or loss will be equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange.

If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a dividend to the extent of the portion of our current and accumulated earnings and profits allocable to such Shares. Provided certain holding period requirements are satisfied, non-corporate holders generally will be subject to United States federal income tax at a maximum rate of 15% on amounts treated as dividends, i.e., the entire amount of cash received without reduction for the tax basis of the Shares exchanged. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (a) it will be eligible for a dividends-received deduction (subject to applicable limitations) and (b) it will be subject to the “extraordinary dividend” provisions of the Code. U.S. Holders should consult their tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent that amounts received pursuant to the Offer exceed a U.S. Holder’s allocable share of our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain. Any remaining adjusted basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

We cannot predict whether or the extent to which the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause us to accept fewer Shares than are tendered. Therefore, a U.S. Holder can be given no assurance that a sufficient number of such U.S. Holder’s Shares will be purchased pursuant to the Offer to ensure that such purchase will be treated as a sale or exchange, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

See Section 3 with respect to the application of United States federal income tax withholding and backup withholding.

14. Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by Weight Watchers of Shares under the Offer will reduce our “public float” (the number of Shares owned by non-affiliate shareholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of Weight Watchers shareholders. As of November 30, 2006, we had issued and outstanding 97,477,075 Shares. Shareholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a shareholder may be able to sell such Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares. Based upon published guidelines of the NYSE, we do not believe that our purchase of Shares under the Offer or the Shares from Artal pursuant to the Purchase Agreement will cause the remaining outstanding Shares to be delisted from the NYSE.

The Shares are now “margin securities” under the rules of the Board of Governors of the Federal Reserve System. This classification has the effect, among other things, of allowing brokers to extend credit to their customers using the Shares as collateral. Weight Watchers believes that, following the purchase of Shares under the Offer and pursuant to the Purchase Agreement, the Shares remaining outstanding will continue to be margin securities for purposes of the Federal Reserve Board’s margin rules and regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and the Securities and Exchange Commission and comply with the Securities and Exchange Commission’s proxy rules in connection with meetings of our shareholders. We believe that our purchase of Shares under the Offer pursuant to the Purchase Agreement will not result in the Shares becoming eligible for deregistration under the Exchange Act.

15. Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, but subject to the terms of the Purchase Agreement, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. However, if the Shares have not been accepted for payment, and paid for, by February 5, 2007, Artal has the right to terminate the Purchase Agreement.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for, at which point, either we or Artal may terminate the Purchase Agreement, or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e–4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, but subject to the terms of the Purchase Agreement, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e–4(d)(2) and 13e–4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

(1) we increase or decrease the price to be paid for Shares, materially increase the Dealer Manager’s fee or increase or decrease the number of Shares being sought in the Offer and, in the event of an increase in the number of Shares being sought, the increase exceeds 2% of the Shares outstanding, and

(2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15, then in each case the Offer will be extended until the expiration of the period of ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

16. Fees and Expenses.

We have retained Credit Suisse Securities (USA) LLC to act as the Dealer Manager in connection with the Offer. Credit Suisse Securities (USA) LLC will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse Credit Suisse Securities (USA) LLC for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify Credit Suisse Securities (USA) LLC against liabilities in connection with the Offer, including liabilities under the federal securities laws.

Credit Suisse Securities (USA) LLC and its respective affiliates have provided, and may in the future provide, various investment banking and other services to us for which future services we would expect it would receive customary compensation from us. Credit Suisse, an affiliate of Credit Suisse Securities (USA) LLC, is an agent and a lender under the Company’s credit facility and the WeightWatchers.com credit facilities and has provided the commitment to provide us with additional capacity under our senior credit facility to finance the Share purchases. In the ordinary course of business, including in its trading and brokerage operations and in a fiduciary capacity, Credit Suisse Securities (USA) LLC and its respective affiliates may hold positions, both long and short, for its own accounts and for those of its customers, in our securities.

We have retained Georgeson Inc. to act as Information Agent in connection with the Offer. As Information Agent, Georgeson Inc. may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee shareholders to forward materials relating to the Offer to beneficial owners. Georgeson Inc., in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained Computershare to act as Depositary in connection with the Offer. Computershare, in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, banks and other nominee shareholders to determine whether transaction costs may apply if shareholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of Weight Watchers, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

17. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Rule 13e–4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 11 with respect to information concerning Weight Watchers.

Our Board of Directors has authorized the purchase of up to $750 million of the Company’s Common Stock, of which $216.4 million is remaining (excluding Shares to be purchased in the Offer). Accordingly, following the Offer, we may effect additional repurchases of the Shares from time to time. However, Rule 13e–4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Date. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Date.

Tendering shareholders should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or make any representation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on that information or representation as having been authorized by us or the Dealer Manager.

Weight Watchers International, Inc.

December 18, 2006

Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, book-entry confirmation of Shares and any other required documents should be sent or delivered by each shareholder of Weight Watchers International, Inc. or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:

By Overnight Delivery:	By Mail:

Computershare	Computershare
Attn: Weight Watchers Offer	Attn: Weight Watchers Offer
161 Bay State Drive	P.O. Box 859208
Braintree, MA 02184	Braintree, MA 02185-9208

By Facsimile:

(For Eligible Institutions Only)

(781) 380-3388

Confirm Receipt of Facsimile

By Telephone:

(781) 843-1833 Ext. 200

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

You may obtain information regarding the Offer

from the Information Agent as follows:

Georgeson Inc.

17 State Street, 10th Floor

New York, NY 10004

Collect: (212) 440-9800

Toll Free: (866) 785-7396

The Dealer Manager for the Offer is:

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, New York 10010

Attn: Equity Capital Markets

Toll Free: (888) 537-4893